Exhibit 10.1

EXECUTION VERSION

UNIT PURCHASE AGREEMENT

DATED AS OF

JUNE 5, 2025

BY AND AMONG

VENUS CONCEPT INC., AS SELLER,

META ROBOTICS LLC, AS THE COMPANY, AND

MHG CO., LTD., AS BUYER,

i

ii

EXHIBITS

Exhibit A	Accounting Principles and Illustrative Net Working Capital
Exhibit B	Disclosure Schedule

iii

UNIT PURCHASE AGREEMENT

This Unit Purchase Agreement (this “Agreement”) is entered into on June 5, 2025 (the “Effective Date”), by and among Venus Concept Inc., a Delaware corporation and the sole member of the Company (“Seller”), Meta Robotics LLC, a Delaware limited liability company (the “Company”), and MHG Co., Ltd., a company organized and existing under the laws of the Republic of Korea and having its registered office at F41-ho, 12 Gangnam-daero 156-gil, Gangnam-gu, Seoul 06035 (“Buyer”). Seller, the Company and Buyer are referred to collectively as the “Parties” and each as a “Party.”

WITNESSETH:

WHEREAS, Seller operates, among other businesses, a business consisting of the design, manufacture and sale of hair restoration technologies, procedures and related services, which consist of Seller’s ARTAS and NeoGraft product lines (the “Business”);

WHEREAS, Seller owns all of the outstanding membership interests of the Company, which are designated as “Units” in the Company’s Governing Documents (as defined herein) (the “Company Units”);

WHEREAS, on the terms and subject to the conditions of this Agreement, prior to the Closing (as defined herein), Seller and the Company shall effect a reorganization of the Business within the Company, which shall in all cases be effected while the Company is classified for U.S. federal and applicable state income Tax purposes as an entity disregarded as separate from Seller and which transactions are intended to be non-events for such Tax purposes (the “Reorganization”);

WHEREAS, on the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall purchase all of the Company Units from Seller, and Seller shall sell all of the Company Units to Buyer, resulting in Buyer’s acquisition of the Business, as held by the Company;

WHEREAS, contemporaneously with the execution of this Agreement, Buyer and Seller are entering into the Services Agreement (as defined herein), pursuant to which Seller and its Representatives shall provide certain services for the benefit of Buyer; and

WHEREAS, Seller acknowledges that Buyer is paying substantial consideration for the Company Units and that payment of such consideration will inure to its benefit, and that its agreement to the terms of this Agreement (including Section 7.15) is a material inducement for Buyer to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1.         Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Accounting Principles” means GAAP, subject to the exceptions and clarifications set forth in Exhibit A, which shall control in the event of any conflict.

“Adjustment Escrow Amount” means $650,000 held by the Escrow Agent pursuant to the terms of the Escrow Agreement.

“Affiliate” means with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the “controlled” Person, whether through ownership of voting securities, by Contract, or otherwise.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Company and its Subsidiaries from time to time concerning or relating to bribery or corruption, including the United States Foreign Corrupt Practices Act of 1977, as amended, the Corruption of Foreign Public Officials Act, the UK Bribery Act 2010, and other similar legislation in any other jurisdictions.

“Antitrust Authorities” means the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

“Antitrust Laws” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks in San Jose, California or Seoul, Korea are authorized or required by Law to close.

“Business Employee” means (a) those employees of Seller or its Affiliates or the Payroll Provider who work primarily for the Business as of the Effective Date, as set forth in Section 1.1(a) of the Disclosure Schedule, and (b) those employees who provide services primarily for the Business who are hired after the Effective Date with Buyer’s consent to fill any vacant positions set forth in Section 1.1(a) of the Disclosure Schedule (including any vacancy created due to the termination of any employee set forth in Section 1.1(a) of the Disclosure Schedule after the Effective Date).

“Cash and Cash Equivalents” means the aggregate amount of cash and cash equivalents, marketable securities, short-term investments and deposits with third parties of Seller or the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between the Company and Buyer, dated November 17, 2023.

“Contract” means any note, bond, mortgage, indenture, contract, lease, license, purchase order, sales order, or other agreement, in each case that is executory and legally binding.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“Current Assets” means, after giving effect to the Reorganization and immediately prior to the Closing, the Company’s inventory and prepaid expenses, but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing and (b) deferred Tax assets.

“Current Liabilities” means, after giving effect to the Reorganization and immediately prior to the Closing, the Company’s accounts payable, accrued Taxes, accrued expenses and warranty accrual, but excluding (a) payables to any of the Company’s Affiliates, managers, employees, officers or members and any of their respective Affiliates and (b) deferred Tax liabilities.

“Disclosure Schedule” means the disclosure schedule of Seller and the Company attached hereto as Exhibit B.

“Environmental Laws” means any Laws relating to (a) the protection, preservation or cleanup of the environment, human health or natural resources or (b) the manufacture, formulation, generation, distribution, use, treatment, storage, remediation, abatement, cleanup, handling, transportation, disposal, or release of Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Escrow Agent” means U.S. Bank.

“Escrow Agreement” means an escrow agreement in customary form and substance reasonably satisfactory to the Parties, to be entered into at Closing among Buyer, Seller and the Escrow Agent.

“Escrow Amount” means the sum of the Adjustment Escrow Amount and the Indemnity Escrow Amount.

“Excluded Books and Records” means (a) corporate minute books, stock records and other similar corporate records of Seller and its Affiliates (other than the Company); (b) books and records relating to the Excluded Assets or Excluded Liabilities; (c) books and records, including personnel and employment records, that Seller or any of its Affiliates is required by Law to retain or prohibited by Law from delivering to Buyer; (d) financial records or Tax Returns of Seller or its Affiliates (other than the Company); (e) books and records, reports, internal drafts, opinions, valuations, correspondence or other materials prepared or received by Seller or any of its Affiliates (including the Company prior to the Closing) or its or their respective Representatives in connection with a potential sale of the Business; (f) bids, letters of intent and expressions of interest received with respect to a potential sale of the Business; (g) any consolidated, combined, affiliated or unitary Tax Return that includes Seller or any of its Affiliates, or any Tax-related work papers; (h) any consolidated regulatory filings made by Seller or its Affiliates and any related correspondence with Governmental Entities, unless the information contained therein relates primarily to the Business; (i) personnel and employment records for any employees who are not Continuing Employees; and (j) all privileged materials, documents and records that are not related primarily to the Business.

“Fraud” means (a) with respect to Seller or the Company, actual and intentional fraud under Delaware Law by Seller or the Company, as applicable, with respect to the making of the representations and warranties under Article V, and (b) with respect to Buyer, actual and intentional fraud under Delaware Law by Buyer with respect to the making of the representations and warranties under Article VI.

“Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization and Authority), Section 5.2 (Authority Relative to the Transaction Documents), Section 5.4 (Capitalization), Section 5.5 (Subsidiaries), Section 5.21 (Brokers), Section 6.1 (Organization and Authority), Section 6.2 (Authority Relative to Transaction Documents) and Section 6.8 (Brokers).

“GAAP” means the United States generally accepted accounting principles, as in effect from time to time.

“Governing Documents” means, as appropriate, the charter, articles or certificate of incorporation and bylaws of a corporation, or the certificate of formation and, if applicable, company or operating agreement of a limited liability company, or other legal document that establishes the legal existence or governs the internal affairs of an entity.

“Governmental Entity” means any federal, state, municipal, local or foreign government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental authority, agency or entity, including the U.S. Securities and Exchange Commission and the Nasdaq Stock Exchange.

“Hazardous Substances” means (a) any chemical substance, hazardous substance, solid waste or any toxic or hazardous material or waste or words of similar meaning and regulatory effect regulated under any Environmental Laws; (b) any petrochemical or petroleum or petroleum-derived products, oil, radioactive materials or waste, radon gas, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls, lead or lead-containing materials and emerging contaminants (including per- or polyfluoroalkyl substances.

“Indebtedness” means, with respect to any Person, (a) all principal, accrued interest and other payment obligations (including any prepayment premiums, penalties or termination fees payable) of such Person under indebtedness for borrowed money, as evidenced by bonds, debentures, notes or other similar instruments or debt securities, (b) all obligations of such Person under letters of credit, banker’s acceptances or similar credit transactions, in each case, to the extent drawn, (c) all Liabilities in respect of leases that are, or are required to be, capitalized in accordance with the Accounting Principles, (d) Liabilities and obligations for any deferred and unpaid purchase price, contingent payment, earn-out, seller notes, or similar obligation of the Company calculated as the maximum amount payable under or pursuant to such obligation, (e) obligations under hedging, swap, derivative financial instrument or similar arrangements, including interest rate swaps, (f) any obligations of the Company to any former employees, officers, directors, retirees, independent contractors or consultants of the Business, including any obligations for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, severance, change in control, termination or other payments, and including the Company’s portion of any employment Taxes on such payments, (g) any accrued interest, prepayment premiums, or penalties or other costs or expenses related to any of the foregoing, (h) any obligation in respect of all accrued and unpaid Taxes for any Pre-Closing Period and (i) all Indebtedness of the type referred to in the foregoing clauses (a) and (h) guaranteed directly or indirectly in any manner by such Person; provided, that Indebtedness shall not include endorsement of negotiable instruments for collection in the ordinary course of business.

“Indemnified Party” means a Buyer Indemnitee or a Seller Indemnitee, as the case may be.

“Indemnifying Party” means Seller, pursuant to Section 10.3, or Buyer, pursuant to Section 10.2, as the case may be.

“Indemnity Escrow Amount” means $500,000 held by the Escrow Agent pursuant to the terms of the Escrow Agreement.

“Intellectual Property” means any and all intellectual, proprietary, and industrial property rights, recognizable in any jurisdiction, including all rights pertaining to or deriving from: (a) trademarks, service marks, trade names, trade dress, and similar indicia of source or origin, and the goodwill connected with the use of and symbolized by the foregoing (“Trademarks”); (b) copyrights, mask works, and works of authorship; (c) trade secrets, confidential information, and know-how (including e.g., methods, specifications, processes); (d) patents (including any and all provisionals, continuations, continuations-in-part, divisionals, re-examinations, reissues and the like); (e) internet domain names, social media accounts and handles, and phone numbers; (f) Software (both source code and object code form), all proprietary rights in the Software, and all documentation and other materials related to Software; (g) data (whether externally sourced, internally generated, or otherwise), databases, data compilations and all documentation relating to the foregoing; and (h) any applications for or registrations of any of the foregoing.

“IRS” means the U.S. Internal Revenue Service.

“IT Assets” means servers, software, computer firmware, computer hardware, electronic data processing equipment, websites, databases, circuits, networks, network equipment, peripherals, computer systems, and other computer, communications, and telecommunications devices and equipment, and data or information contained therein or transmitted thereby.

“Key Employees” means those employees of Seller set forth in Section 1.1(b) of the Disclosure Schedule.

“Knowledge” means (a) with respect to Seller or the Company, the actual knowledge of any of Rajiv De Silva, Domenic Della Penna, Ross Portaro, Michael Mandarello or Damian Yeung, or any of their respective functional replacements as of immediately prior to Closing, if any, or the knowledge that any of such individuals would have following due inquiry and investigation, and (c) with respect to Buyer, the actual knowledge of Sujin Lee, Yonghyeon Kim and Hongjoon Jang or any of their respective functional replacements as of immediately prior to Closing, if any, or the knowledge that any of such individuals would have following due inquiry and investigation.

“Law” means any Order or any foreign or domestic law, ordinance, stipulation, statute or regulation of a Governmental Entity, including the rules and regulations of the U.S. Securities and Exchange Commission and the Nasdaq Stock Exchange.

“Liability” means any debts, liabilities, commitments, obligations, duties or responsibilities of any kind and description, whether accrued, absolute or contingent, known or unknown.

“License Agreement” means a license agreement between Seller, on the one hand, and the Company or Buyer, on the other hand, to be entered into on or prior to the Closing Date and effective as of the Closing Date, in form and substance reasonably satisfactory to the Parties, pursuant to which (i) the Company or Buyer, as applicable, will grant Seller a perpetual, royalty-free worldwide license to use the Shared IP, which license shall be exclusive (except with respect to use by Buyer and its Affiliates) in favor of Seller with respect to (a) fractional skin resurfacing, scars, striae, cellulite, pigmentation, melasma or similar treatments related to AIME or any other robotic aesthetic platform developed by Seller or (b) automation of any indication associated with non-invasive or minimally invasive aesthetic procedures using energy based devices, and (ii) Seller will grant to Buyer a perpetual, royalty-free worldwide license to use certain Intellectual Property set forth on Section 1.1(c) of the Disclosure Schedule, which license shall be exclusive (except with respect to use by Seller and its Affiliates) in favor of Buyer with respect to procedures on the scalp, such as anesthesia, drug injection, and hairline tattooing.

“Lien” means any mortgage, encumbrance, lien, pledge, charge, security interest, right of first refusal, option, financing statement filed or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Laws, or other similar encumbrance.

“Look-Back Date” means January 1, 2022.

“Material Adverse Effect” means any event, change, development, effect, condition, circumstance, matter, occurrence or state of facts that, individually or in the aggregate, (a) has had or would reasonably be expected to have a material adverse effect upon the financial condition, business, or results of operations of the Business, or (b) would prevent, materially delay or materially impede the ability of Seller or the Company to perform their obligations under this Agreement or any of the other Transaction Documents, or to consummate the transactions contemplated hereby or thereby; provided, that, for purposes of clause (a) above, “Material Adverse Effect” shall not include any adverse event, change, development, effect, condition, circumstance, matter, occurrence or state of facts arising from or related to: (i) general economic or political conditions in any of the markets or geographical areas where the Business operates or that affect generally businesses in the same or similar industries, (ii) any acts of God or force majeure events, any earthquakes, floods, hurricanes, fires or other natural disasters or other weather-related events, or any national, international or regional calamity or any disease outbreak, epidemic or pandemic (including COVID-19), (iii) any act of terrorism, similar calamity or war (whether or not declared) or any escalation or worsening of any of the foregoing, (iv) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (v) changes in accounting principles, including GAAP, (vi) changes in any Laws, rules, regulations, Orders, enforcement policies or other binding directives issued by any Governmental Entity (including related to COVID-19), (vii) any change that is generally applicable to the industries or markets in which the Business operates, (viii) the public announcement, pendency or completion of the transactions contemplated by this Agreement, (ix) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions for any period ending on or after the Effective Date (but not, for the avoidance of doubt, the underlying cause(s) of any such failure), or (x) the taking by Seller or the Company of any action required by this Agreement or the Ancillary Agreements, including the completion of the transactions contemplated hereby or thereby, or any action taken at the written request or with the written consent of Buyer; provided, that, with respect to a matter described in any of the foregoing clauses (i) through (vii), to the extent that such matter has a materially disproportionate effect on the Business relative to other comparable businesses operating in the same industry, such matter shall not be excluded.

“Net Working Capital” means an amount determined by taking (a) the Current Assets, minus (b) the Current Liabilities. Any calculation of Net Working Capital shall be in the same form and format as set forth in the illustrative calculation attached hereto as Exhibit A.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“OFAC Sanctions” means any sanctions program administered by the OFAC under authority delegated to the Secretary of the Treasury (the “Secretary”) by the President of the United States or provided to the Secretary by statute, and any order or license issued by, or under authority delegated by, the President of the United States or provided to the Secretary by statute in connection with a sanctions program thus administered by OFAC. For ease of reference, and not by way of limitation, OFAC Sanctions programs are described on OFAC’s website at www.treas.gov/ofac.

“Order” means any order, judgment, ruling, injunction, assessment, award, decree or writ of any Governmental Entity.

“Ordinary Course of Business” means the conduct of the Business in a manner consistent with the past custom and practice of Seller.

“Payroll Provider” means Globalization Upside, Seller’s third-party payroll provider with respect to certain foreign employees.

“Permits” means any license, permit, authorization, certificate of authority, qualification or similar document or authority that has been issued or granted by any Governmental Entity; provided, that Permits shall not include the Regulatory Licenses.

“Permitted Liens” means (a) mechanic’s, materialmen’s, carriers’, repairers’ and other similar Liens arising or incurred in the Ordinary Course of Business or by operation of Law, (b) Liens for Taxes, assessments or other charges of Governmental Entities not yet due or which are being contested in good faith by appropriate proceedings, (c) with respect to the Leased Real Property, (i) any conditions that may be shown by a current, accurate survey, (ii) encumbrances and restrictions (including easements, covenants, conditions, rights of way and similar restrictions) and imperfections of title, and (iii) zoning, building codes and other land use Laws regulating the use or occupancy of Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Real Property, to the extent that the Liens described in this clause (c) would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the property to which they relate, (d) other Liens arising in the Ordinary Course of Business that do not or are not reasonably expected to materially impair the continued use and operation of the property to which they relate; and (e) Liens that will be released and terminated pursuant to the Lien Release Authorization(s).

“Person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, Governmental Entity or other entity or group (as defined in the Securities Exchange Act of 1934, as amended).

“Personal Information” means information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, in addition to any definition for “personal information” or any similar term provided by applicable Law (e.g., “personal data,” “personally identifiable information,” “PII,” “consumer health data,” “protected health information” or “PHI”), and information covered by any Laws relating to the security, privacy, or Processing of personal information in any form.

“Personal Information Obligations” means each of the Company’s privacy policies or notices, other policies, terms of use, terms and conditions, Contracts, documents, promises or representations to any Persons, and any binding guidance or industry standards (including Payment Card Industry Data Security Standards), in each case, regarding Processing of Personal Information, privacy, or data security.

“Pre-Closing Period” means any taxable period that ends at the end of the day prior to the Closing.

“Prepaid Special Expenses” means the Special Expenses that Buyer has prepaid to facilitate the services required be provided by Seller and its Representatives under the Services Agreement.

“Privacy Laws” means all applicable Laws that relate to data privacy, data protection, data security, data transfer, confidentiality, breach notification, marketing, or the Processing of Personal Information, as applicable from time to time, including the Health Insurance Portability and Accountability Act of 1996; the Health Information Technology for Economic and Clinical Health Act; the EU General Data Protection Regulation, the UK General Data Protection Regulation, the Swiss Federal Act on Data Protection, Canada’s Personal Information Protection and Electronic Documents Act, Quebec Law 25, the Telephone Consumer Protection Act; the CAN-SPAM Act of 2003; the Canada Anti-Spam Law, the ePrivacy Directive, the UK Privacy and Electronic Communications Regulations, Section 5 of the Federal Trade Commission Act of 1914; the California Consumer Privacy Act of 2018 (as amended by the California Privacy Rights Act) and its implementing regulations; the Colorado Privacy Act and its implementing regulations, the Texas Data Privacy and Security Act, the Virginia Consumer Data Protection Act; the Connecticut Data Privacy Act; the Utah Consumer Privacy Act; the Illinois Biometric Information Privacy Act; and all equivalent, comparable, or applicable privacy, security and data breach notification Laws, and the requirements and guidance set forth in any applicable regulations, guidelines and consent orders.

“Process,” “Processed,” or “Processing” means the collection, recording, use, organization, structuring, interception, alteration, modification, storage, receipt, purchase, sale, maintenance, transmission, transfer, disclosure, dissemination, consultation, combination, erasure, destruction, processing of Personal Information or other data, or any other operation or set of operations that is performed on Personal Information or other data.

“Purchase Price” means the Initial Purchase Price, as adjusted pursuant to Section 2.3 and any other applicable provision of this Agreement.

“Real Property” means all real property and interest in real property, real property leaseholds and real property subleaseholds, all buildings and other improvements thereon and all appurtenances related thereto.

“Reorganization Agreements” means the agreements to effect the Reorganization, including the Bill of Sale, the Assignment and Assumption Agreement, the IP Assignment Agreements, and the Lease Assignment Agreement.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, accountants, consultants, investment bankers, legal counsel, agents and other advisors and representatives.

“Sale Bonus” means any obligation of Seller or the Company in respect of change of control payments and transaction bonuses due or arising as a result of or in connection with the transactions contemplated by this Agreement.

“Seller Transaction Expenses” means (a) any and all investment banking, legal, accounting and other expenses incurred by Seller or the Company in connection with the transactions contemplated by this Agreement (including any Taxes payable in connection with the foregoing), (b) any and all Sale Bonuses (including the employer-side payroll Taxes payable in connection with any such payments) and (c) one-half the costs of the Escrow Agent. For the avoidance of doubt, in no event shall the Special Expenses constitute Seller Transaction Expenses under this Agreement.

“Services Agreement” means the services agreement entered into between Buyer and Seller contemporaneously with the execution of this Agreement, pursuant to which Seller and its Representatives shall provide certain services for the benefit of Buyer, conditional upon Buyer’s prepayment of the applicable Special Expenses.

“Shared IP” means those patents relating to Seller’s ARTAS device identified as “Shared IP” in Section 3.5(a)(iv) of the Disclosure Schedule.

“Software” means all computer programs and software, including any software implementations of algorithms, models and methodologies, assemblers, applets, compilers, source code, object code, binary libraries, firmware, development tools, design tools and user interfaces, in any form or format, however fixed, and all associated documentation.

“Special Expenses” has the meaning set forth in the Services Agreement.

“Subsidiary” means, when used with reference to any Person, any Person (a) of which such Person, or any other Subsidiary of such Person, is a general or managing partner, (b) of which such Person owns or controls, directly or indirectly, capital stock or other equity ownership interests representing more than 50% of the outstanding voting stock or other equity ownership interests or (c) the outstanding voting securities or interests of which, having by their terms ordinary voting power to elect a majority of the board of directors, board of managers or others performing similar functions with respect to such organization, are directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries.

“Target Net Working Capital” means $1,400,000.

“Tax” means (a) any and all taxes, fees, levies, duties, tariffs, imposts and other charges in the nature of a tax, imposed by any Governmental Entity or tax authority, including taxes or other charges on, measured by, or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth, escheat or unclaimed property; and taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; and (b) any and all interest, penalties, additions to tax and additional amounts imposed in connection with or with respect to the foregoing.

“Tax Return” means any return, statement, declaration, form, report, claim for refund, or information return or other documentation filed or maintained, or required to be filed or maintained, with respect to or in connection with the assessment or collection of any Taxes, including any schedule or attachment thereto or any amendment thereof.

“Termination Fee” means $750,000.

“Transaction Documents” means this Agreement, the Services Agreement, the Transition Services Agreement, the License Agreement, the Reorganization Agreements, the Escrow Agreement and all the other agreements, certificates, instruments and other documents to be executed or delivered by one or more of the Parties in connection with the transactions contemplated by this Agreement.

“Transferred Lease” means the Lease Agreement, dated July 29, 2021, between AMB Tripoint LLC, as landlord, and Seller, as tenant, providing for the lease of Real Property located at 1800 Bering Drive, San Jose, California 95112.

“Transition Services Agreement” means a transition services agreement in customary form and substance reasonably satisfactory to the Parties, to be entered into between Buyer and Seller at or prior to Closing, and to be effective as of Closing, pursuant to which Seller and its Representatives shall provide certain transition services with respect to the Business after the Closing.

“WARN Act” means the United States Worker Adjustment and Retraining Notification Act.

ARTICLE II
PURCHASE AND SALE

Section 1.1.         Purchase and Sale of Company Units. On the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall purchase and acquire from Seller, and Seller shall sell, assign, transfer, convey and deliver to Buyer, all right, title and interest (record and beneficial) in and to the Company Units, free and clear of all Liens (other than restrictions imposed on transfer under applicable federal or state securities Laws or regulations).

Section 1.2.           Initial Purchase Price.

(a)         Calculation of Initial Purchase Price. As used in this Agreement, “Initial Purchase Price” means an aggregate amount in cash equal to Twenty Million Dollars ($20,000,000):

(i)          (A) plus any Special Expenses Shortfall or (B) minus any Special Expenses Surplus; and

(ii)         (A) plus any Working Capital Surplus or (B) minus any Working Capital Shortfall.

(b)         Payment of Initial Purchase Price. At the Closing, Buyer will pay an amount equal to the Initial Purchase Price deducted by the Escrow Amount to, or for the benefit of, Seller in cash by bank wire transfer of immediately available funds to an account or accounts designated in writing by Seller prior to the Closing Date.

Section 2.3.         Purchase Price Adjustments.

(a)         Estimated Closing Statement. Not less than five (5) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a written statement that sets forth in reasonable detail Seller’s good faith estimate of (i) the Special Expenses incurred by Seller as of the Closing Time (the “Estimated Special Expenses”), and (ii) the Net Working Capital as of the Closing Time (the “Estimated Net Working Capital”) (such written statement, the “Preliminary Closing Statement”). As described in Section 2.2(a)(i), if the Estimated Special Expenses are less than the Prepaid Special Expenses, then the Initial Purchase Price shall be reduced by an amount equal to (A) Prepaid Special Expenses minus (B) the Estimated Special Expenses (the “Special Expenses Surplus”). As described in Section 2.2(a)(ii), if the Estimated Special Expenses are greater than the Prepaid Special Expenses, then the Initial Purchase Price shall be increased by an amount equal to (A) the Estimated Special Expenses minus (B) the Prepaid Special Expenses (the “Special Expenses Shortfall”). As described in Section 2.2(a)(ii), if the Estimated Net Working Capital is less than the Target Net Working Capital, then the Initial Purchase Price shall be reduced by an amount equal to (A) the Target Net Working Capital minus (B) the Estimated Net Working Capital (such amount, if any and subject to further adjustment as provided in this Section 2.3, the “Working Capital Shortfall”). As described in Section 2.2(a)(ii), if the Estimated Net Working Capital is greater than the Target Net Working Capital, then the Initial Purchase Price shall be increased by an amount equal to (A) the Estimated Net Working Capital minus (B) the Target Net Working Capital (such amount, if any, and subject to further adjustment as provided in this Section 2.3, the “Working Capital Surplus”). All amounts referenced in this Section 2.3(a) shall be calculated in accordance with the Accounting Principles and the definitions of the components thereof, as applicable. During the period after the delivery of the Preliminary Closing Statement and prior to the Closing Date, Buyer shall have a reasonable opportunity to review and comment on the Estimated Closing Statement and, in the event Buyer disputes any item set forth in the Preliminary Closing Statement, Seller shall cooperate with Buyer in good faith to mutually agree upon such disputed item; provided that if Seller and Buyer are unable to reach mutual agreement on such disputed item prior to the Closing Date, Buyer shall have no right to refuse to proceed with the Closing by reason of such disputed item and the Preliminary Closing Statement shall control (unless otherwise agreed by Seller and Buyer).

(b)         Closing Statement. As soon as reasonably practicable, but in no event later than seventy-five (75) days after the Closing Date, Buyer shall prepare and deliver, or caused to be prepared and delivered, to Seller a statement (the “Closing Statement”) setting forth (i) the Special Expenses incurred by Seller as of the Closing Time, if any (the “Final Special Expenses”), and (ii) the Net Working Capital as of the Closing Time (the “Final Net Working Capital”). The Closing Statement shall be prepared in accordance with the Accounting Principles and the definitions of the components thereof, as applicable.

(c)         Review of Closing Statement; Disputes.

(i)         Upon receipt of the Closing Statement, Seller and its accountants shall be permitted during the succeeding sixty (60) day period (the “Review Period”) reasonable access during business hours to the relevant personnel and Representatives of Buyer, and any relevant documents, schedules or workpapers used in the preparation of the Closing Statement. Notwithstanding the forgoing, Buyer and the Company shall not be obligated to take any action that would violate any Law or the terms of any Contract or confidentiality obligation to which Buyer or the Company is a party, or result in a waiver of the attorney-client privilege or work-product doctrine; provided, that the Parties shall use commercially reasonable efforts to make appropriate substitute arrangements under circumstances in which the foregoing restrictions apply.

(ii)          If Seller disagrees with the preparation or content of the Closing Statement, on or prior to the last day of the Review Period, Seller shall notify Buyer in writing of such disagreement (the “Objection Notice”). If Seller fails to deliver the Objection Notice within the Review Period, then the Closing Statement shall be final, conclusive and binding upon the Parties. If Seller delivers the Objection Notice within the Review Period, then (A) Seller and Buyer shall negotiate in good faith to resolve such items and amounts as are disputed in the Objection Notice, and (B) any resolution agreed to in writing by Seller and Buyer shall be final and binding upon the Parties.

(iii)       If Buyer and Seller are unable to resolve any disagreement as contemplated by Section 2.3(c)(ii) within thirty (30) days after delivery of the Objection Notice, then Buyer and Seller shall engage the dispute resolution group of a nationally recognized independent public accounting firm or financial consulting firm mutually agreed upon by Buyer and Seller (or, if Buyer and Seller cannot so agree, Buyer and Seller shall each designate a nationally recognized independent public accounting firm or financial consulting firm, which shall mutually agree upon a third nationally recognized independent public accounting firm or financial consulting firm) (the “Independent Expert”), who shall, acting as experts and not as arbitrators, resolve the dispute set forth in the Objection Notice. If Buyer and Seller are unable to agree on the Independent Expert, the Independent Expert will be appointed by agreement of a public accounting firm or financial consulting firm nominated by each of Buyer and Seller. The fees, costs and expenses of the Independent Expert shall be borne by the Parties in proportion to the relative amount each Party’s determination has been modified. For example, if Seller challenges the calculation of the Purchase Price by an amount of $100,000, but the Independent Expert determines that Seller has a valid claim for only $40,000, Buyer shall bear 40% of the fees and expenses of the Independent Expert and Seller shall bear the other 60% of such fees and expenses.

(iv)        The Parties shall instruct the Independent Expert to consider only those items and amounts which are identified in the Objection Notice as being items which Buyer and Seller are unable to resolve. The Independent Expert’s determination shall be based solely on (A) the relevant work papers and books and records relating to the Company and written information provided by Buyer and Seller to the extent related to Buyer’s or Seller’s calculation of the amounts in dispute, which are in accordance with this Agreement (i.e., not on the basis of an independent review) and (B) the definitions and applicable provisions of this Agreement. The Independent Expert’s determination shall be within the range proposed by Buyer and Seller in the Closing Statement and the Objection Notice.

(v)         Buyer and Seller shall jointly instruct the Independent Expert to make a determination as soon as practicable within thirty (30) days (or such other time as the Parties shall agree in writing) after its engagement (i) whether the Closing Statement was prepared in accordance with the terms of this Agreement or, alternatively, (ii) only with respect to the disputed items identified in the Objection Notice, the Independent Expert’s final determination of such items and a written explanation in reasonable detail of each such required adjustment, including the basis therefor. All negotiations pursuant to this Section 2.3 shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules of evidence, and all negotiations and submissions to the Independent Expert shall be treated as confidential information. The procedures of this Section 2.3 are exclusive and, except as set forth below, the determinations of the Independent Expert shall be final and binding on the Parties. The decision of the Independent Expert rendered pursuant to this Section 2.3(c)(v) may be filed as a judgment in any court of competent jurisdiction. Either Party may seek specific enforcement or take other necessary legal action to enforce any decision under this Section 2.3(c). The other Party’s only defense to such a request for specific enforcement or other legal action shall be fraud by or upon, or manifest error by, the Independent Expert. Absent such fraud or manifest error, such other Party shall reimburse the Party seeking enforcement for its expenses related to such enforcement.

(d)         Adjustments.

(i)          If the final determination of the Purchase Price under Section 2.3(c) results in a Purchase Price that is less than the Purchase Price that was paid on the Closing Date (such shortage, the “Shortfall”), then within five (5) Business Days from the date on which the Final Special Expenses and the Final Net Working Capital are finally determined pursuant to Section 2.3(c), Buyer and Seller shall jointly direct the Escrow Agent to (A) release to Buyer from the Adjustment Escrow Amount by bank wire transfer of immediately available funds to an account designated in writing by Buyer, an amount equal to the Shortfall, and (B) if the Shortfall is less than the Adjustment Escrow Amount, release to Seller the remaining portion of the Adjustment Escrow Amount after payment of the Shortfall to Buyer. If the Shortfall exceeds the Adjustment Escrow Amount, then Seller shall within five (5) Business Days from the date on which the Final Special Expenses and the Final Net Working Capital are finally determined pursuant to Section 2.3(c), pay, or cause to be paid, to Buyer by bank wire transfer of immediately available funds to an account designated in writing by Buyer such amount in excess.

(ii)          If the final determination of the Purchase Price under Section 2.3(c) results in a Purchase Price that is greater than or equal to the Purchase Price that was paid on the Closing Date, then within five (5) Business Days from the date on which the Final Special Expenses and the Final Net Working Capital are finally determined pursuant to Section 2.3(c), (A) Buyer shall pay, or cause to be paid, to Seller an amount in cash equal to any such excess by bank wire transfer of immediately available funds to an account designated in writing by Seller, and (B) Buyer and Seller shall jointly direct the Escrow Agent to release to Seller the Adjustment Escrow Amount by bank wire transfer of immediately available funds to an account designated in writing by Seller.

(e)        The process set forth in this Section 2.3 shall be the exclusive remedy of the Parties for any disputes related to the Special Expenses incurred by Seller as of the Closing Time and the Net Working Capital. Seller and Buyer hereby acknowledge and agree that, as contemplated by this Section 2.3, the purpose of determining the Special Expenses incurred by Seller as of the Closing Time and the Final Net Working Capital is to measure the amounts of, or changes in, the Purchase Price, and such processes are not intended to introduce different or new judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of determining any adjustments of, or changes in, the Purchase Price. The Parties agree that any adjustments of, or changes in, the Purchase Price pursuant to this Section 2.3 will constitute adjustments to the Purchase Price for all applicable Tax purposes.

Section 2.4.        Withholding. Notwithstanding any other provision in this Agreement to the contrary, Buyer or the Company, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable (directly or indirectly) pursuant to this Agreement such amounts as Buyer or the Company is required to deduct and withhold with respect to the making of such payment under applicable Law; provided, that Buyer agrees that no such withholding will be required if an IRS Form W-9 is delivered to Buyer pursuant to Section 4.3(k). Nevertheless, if Buyer determines that withholding is required with respect to the making of a payment pursuant to this Agreement under applicable Law, Buyer will provide Seller with advance written notice (not fewer than five (5) days) and will cooperate with Seller to reduce or eliminate any such withholding. To the extent that amounts are withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable payee in respect of which such deduction and withholding was made.

ARTICLE III
REORGANIZATION

Section 3.1.        Reorganization. On the terms and subject to the conditions of this Agreement, prior to the Closing and, in all cases, at such time as the Company is classified as an entity disregarded as separate from Seller for U.S. federal and applicable state income Tax purposes, Seller and the Company shall, and Seller shall cause its applicable Subsidiaries to, effect the Reorganization in accordance with the following sequence of transactions:

(a)        Seller and its applicable Subsidiaries shall transfer to the Company the tangible personal property included in the Transferred Assets pursuant to a bill of sale, duly executed by Seller and such Subsidiaries, in customary form and substance reasonably satisfactory to the Parties (the “Bill of Sale”);

(b)       Seller and its applicable Subsidiaries shall transfer to the Company the Transferred Assets (other than the tangible personal property included in the Transferred Assets, the Transferred IP and the Transferred Lease) pursuant to an assignment and assumption agreement, duly executed by Seller, such Subsidiaries and the Company, in customary form and substance reasonably satisfactory to the Parties (the “Assignment and Assumption Agreement”);

(c)       Seller and its applicable Subsidiaries shall transfer to the Company the Transferred IP pursuant to one or more intellectual property assignment agreements, duly executed by Seller, such Subsidiaries and the Company, in customary form and substance reasonably satisfactory to the Parties (the “IP Assignment Agreements”);

(d)        Seller shall transfer to the Company the Transferred Lease pursuant to an assignment and assumption of lease, duly executed by Seller and the Company (and if necessary, such signatures shall be witnessed and notarized), in customary form and substance reasonably satisfactory to the Parties (the “Lease Assignment Agreement”);

(e)        the Company shall assume from Seller and its applicable Subsidiaries all of the Transferred Liabilities pursuant to the Assignment and Assumption Agreement, IP Assignment Agreements, and Lease Assignment Agreement.

Section 3.2.        Non-Transferrable Assets. Notwithstanding any provision of this Agreement to the contrary, this Agreement shall not require, and no Reorganization Agreement shall constitute, an agreement to sell, assign, transfer, convey or deliver any Transferred Asset, or any claim or right or benefit arising thereunder or resulting therefrom, if such sale, assignment, transfer, conveyance or delivery thereof (without the consent, approval or waiver of a third party) would violate or constitute a default under or breach of any Contract or violate any applicable Law (each such Transferred Asset or claim or right or benefit, a “Non-Transferrable Asset”), without first obtaining all such necessary consents, approvals and waivers of such third parties, and this Agreement and the applicable Reorganization Agreement(s) shall not be deemed to constitute a sale, assignment, transfer, conveyance or delivery thereof, and rather the provisions of this Section 3.2 shall apply in regard to all such Non- Assignable Assets. From the Effective Date until the Closing, Seller and the Company shall, and Seller shall cause its applicable Subsidiaries to, use commercially reasonable efforts to obtain, as promptly as practicable after the Effective Date (and in any event, prior to the Closing), any consents, approvals and waivers of any third parties necessary to effect the sale, assignment, transfer, conveyance and delivery of any Non-Transferrable Asset to Buyer at the Closing. Buyer shall use commercially reasonable efforts to cooperate with Seller, its applicable Subsidiaries and the Company to obtain any such consents, approvals and waivers.

Section 3.3.         Post-Closing Treatment of Non-Transferrable Assets . Notwithstanding any provision of this Agreement or any Reorganization Agreement to the contrary, to the extent not prohibited by applicable Law or Contract, in the event that any consent, approval or waiver necessary to effect the sale, assignment, transfer, conveyance and delivery of any Non-Transferrable Asset cannot be obtained prior to the Closing, Seller shall, or shall cause its applicable Subsidiaries to, hold such Non-Transferrable Asset from and after the Closing in trust for the Company, and Buyer shall cause the Company to perform the covenants and discharge the Liabilities thereunder (including all Taxes resulting therefrom) in Seller’s, or its applicable Subsidiary’s, name, and all benefits and Liabilities thereunder shall be for the Company (provided that such benefits and Liabilities would otherwise constitute benefits and Liabilities of the Company hereunder). To the extent not prohibited by applicable Law or Contract, Seller shall take, or shall cause its applicable Subsidiaries to take, such commercially reasonable actions in its name or otherwise as Buyer may reasonably request so as to provide the Company with the benefits of the Non-Transferrable Assets, to effect the collection of money or other consideration that becomes due and payable under the Non-Transferrable Assets and to enforce for the benefit of the Company any and all rights against a third party arising under the Non-Transferrable Assets (“Third-Party Rights”), and Seller shall promptly pay, or cause its applicable Subsidiaries to pay, to the Company all money or other consideration received by Seller or such applicable Subsidiary in respect of the Non-Transferrable Assets.

Section 3.4.        Post-Closing Efforts to Obtain Approvals, Consents and Waivers . For a period of two (2) years following the Closing Date, Seller shall, or shall cause its applicable Subsidiaries to, use commercially reasonable efforts to assist Buyer in obtaining all approvals, consents and waivers necessary to effect the sale, assignment, transfer, conveyance and delivery of the Non-Transferrable Assets to the Company (provided, that neither Seller nor any of its applicable Subsidiaries or other Affiliates shall be required to compensate any third party, commence or participate in any litigation or offer or grant any accommodation, financial or otherwise, to any third party to obtain any such approval, consent or waiver). If and when any such approvals, consents and waivers or obtained after the Closing, the Parties shall effect the sale, assignment, transfer, conveyance and delivery of the corresponding Non-Transferrable Asset(s) reasonably promptly thereafter, in accordance with the terms of this Agreement (it being understood and agreed that no additional consideration shall be paid for such Non-Transferrable Asset(s)).

Section 3.5.         Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

(a)        Transferred Assets. “Transferred Assets” means all right, title and interest of Seller or its Subsidiaries in, to and under the following assets; provided, that, notwithstanding any provision of this Agreement or any Reorganization Agreement to the contrary, the Transferred Assets shall exclude the Excluded Assets:

(i)         all Contracts that are related primarily to the Business, including the Transferred Lease and the Contracts set forth in Section 3.5(a)(i) of the Disclosure Schedule (collectively, the “Transferred Contracts”);

(ii)        all Permits that are used primarily in the Business, including the Permits set forth in Section 3.5(a)(ii) of the Disclosure Schedule (collectively, the “Transferred Permits”);

(iii)        the permits to sell Seller’s ARTAS and NeoGraft devices as set forth in Section 3.5(a)(iii) of the Disclosure Schedule (collectively, the “Regulatory Licenses”); provided, that Seller shall not be obligated to initiate the changes in legal manufacturer name and facility registrations for the applicable devices until after the Closing (such obligation to be further detailed in the Transition Services Agreement);

(iv)        all Intellectual Property that is used in the Business, including the Intellectual Property set forth in Section 3.5(a)(iv) of the Disclosure Schedule (collectively, the “Transferred IP”); provided, that Seller shall only be obligated to transfer items of Transferred IP that are specified as “expired” in Section 3.5(a)(iv) of the Disclosure Schedule to the extent such items are transferrable under applicable Law;

(v)          all Software that is used primarily in the Business, including the Software set forth in Section 3.5(a)(v) of the Disclosure Schedule (collectively, the “Transferred Software”);

(vi)       all tangible personal property, including inventory (except to the extent not reflected as Current Assets in the calculation of Final Net Working Capital), equipment, furniture, tools, laptop computers, mobile phones and telephone numbers, that is (A) located at the Leased Real Property or (B) otherwise used primarily in the Business, including the tangible personal property set forth in Section 3.5(a)(vi) of the Disclosure Schedule (collectively, the “Transferred Tangible Property”);

(vii)        that certain 401(k) retirement savings plan maintained with respect to the Business, as administered by Fidelity (the “Transferred 401(k) Plan”);

(viii)      all domain names and social media accounts that are used primarily in the Business, including as set forth in Section 3.5(a)(viii) of the Disclosure Schedule;

(ix)        copies of all books and records, whether in hard copy or computer format, that relate primarily to the Business, including marketing and advertising materials, customer correspondence and personnel and employment records of Continuing Employees,

(x)       all prepaid expenses related primarily to the Business (except to the extent not reflected as Current Assets in the calculation of Final Net Working Capital);

(xi)        all goodwill primarily related to the Business;

(xii)     all causes of action, defenses and rights of recovery against any third parties (A) to the extent arising from the Transferred Assets or Transferred Liabilities or (B) otherwise related primarily to the Business;

(xiii)      the rights to insurance specified in Section 7.7;

(xiv)    other than any indemnification rights under any of the Contracts set forth in Section 3.5(b)(i) of the Disclosure Schedule, all indemnification rights related primarily to the Business; and

(xv)       any other assets, properties or rights not identified in the foregoing clauses that are related primarily to the Business.

(b)        Excluded Assets. “Excluded Assets” means all right, title and interest of Seller or its Subsidiaries in, to and under the following assets:

(i)          the Contracts set forth in Section 3.5(b)(i) of the Disclosure Schedule;

(ii)         the Permits set forth in Section 3.5(b)(ii) of the Disclosure Schedule;

(iii)        the Intellectual Property set forth in Section 3.5(b)(iii) of the Disclosure Schedule;

(iv)        the Software set forth in Section 3.5(b)(iv) of the Disclosure Schedule;

(v)         the tangible personal property set forth in Section 3.5(b)(v) of the Disclosure Schedule;

(vi)        other than the Transferred 401(k) Plan, all Benefit Plans;

(vii)       all voting or equity interests held in any Person;

(viii)      the email addresses, domain names and social media accounts set forth in Section 3.5(b)(viii) of the Disclosure Schedule;

(ix)        all Excluded Books and Records;

(x)         all Cash and Cash Equivalents;

(xi)        all accounts receivable;

(xii)       all bank accounts;

(xiii)      all Tax Returns and Tax assets (including refunds or credits relating to any Taxes) of Seller or relating to the Transferred Assets or the Business prior to or on the Closing Date ((including any interest received from a Governmental Entity in respect thereof) received by Buyer, the Company or any of their respective Affiliates (“Seller Refunds”) which shall be for the account of Seller, and which Buyer shall pay over to Seller any such Seller Refund net of any out-of-pocket costs, expenses or Taxes associated therewith within ten (10) days after receipt of any such Seller Refund. Buyer and Seller shall equitably apportion any Seller Refund for a Straddle Period in a manner consistent with the principles set forth in Section 7.3(a));

(xiv)     all causes of action, defenses and rights of recovery against any third parties (A) to the extent arising from the Excluded Assets or Excluded Liabilities or (B) relating to any period prior to the Closing Date to the extent that the assertion of such cause of action, defense or right of recovery is necessary or useful in defending any claim that may be asserted against Seller or for which indemnification may be sought by a Buyer Indemnitee pursuant to Article X;

(xv)       other than the rights to insurance specified in Section 7.7, all rights under any policies of insurance, and any benefits, proceeds or premium refunds payable or paid thereunder or with respect thereto;

(xvi)       all assets included within the definition of “Transferred Assets” that are disposed of prior to the Closing Date (A) in the Ordinary Course of Business and (B) not in violation of Section 7.1;

(xvii)     except as set forth elsewhere in this Agreement or as may be set forth in in the Services Agreement or the Transition Services Agreement, all rights to receive corporate-level services of the type historically provided to the Business by Seller or any of its Subsidiaries or Representatives, including any assets used or held for use in connection with the provision of such corporate-level services; and

(xviii)    any other assets, properties or rights not identified in the foregoing clauses that are not related primarily to the Business.

(c)         Transferred Liabilities. “Transferred Liabilities” means all Liabilities of Seller or its Subsidiaries to the extent arising from or relating to the Transferred Assets or the Business, whether accrued, absolute or contingent, known or unknown, and irrespective of whether such Liabilities shall arise prior to, on or following the Closing Date; provided, that, notwithstanding any provision of this Agreement or any Reorganization Agreement to the contrary, the Transferred Liabilities shall exclude the Excluded Liabilities. Without limiting the generality of the foregoing, the Transferred Liabilities shall include the following Liabilities:

(i)          all accounts payable (except to the extent not reflected as Current Liabilities in the calculation of Final Net Working Capital);

(ii)        all Liabilities relating to or arising out of any Transferred Contracts, Transferred Permits, Transferred IP, Transferred Software, Transferred Tangible Property, the Transferred 401(k) Plan or other Transferred Assets;

(iii)       all Liabilities relating to benefits, compensation or other arrangements with respect to the Continuing Employees to the extent arising after the Closing Date, including as contemplated by Section 7.6; and

(iv)        all Liabilities for Taxes relating to the Transferred Assets or the Business ending on or after the Closing Date.

(d)        Excluded Liabilities. “Excluded Liabilities” means all of the following Liabilities of Seller or its Subsidiaries, whether accrued, absolute or contingent, known or unknown, and irrespective of whether such Liabilities shall arise prior to, on or following the Closing Date:

(i)           all Liabilities relating to or arising out of any Excluded Assets;

(ii)         all Liabilities relating to benefits, compensation or other arrangements with respect to the Continuing Employees to the extent on or prior to the Closing Date;

(iii)        all Liabilities for Taxes relating to the Transferred Assets or the Business on or prior to the date prior to the Closing Date;

(iv)        all Indebtedness; and

(v)         all Seller Transaction Expenses.

ARTICLE IV
CLOSING

Section 4.1.        Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place by electronic exchange of documents as promptly as practicable, but in no event later than the third (3rd) Business Day, following the satisfaction (or waiver by the Party or Parties entitled to the benefits thereof) of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, so long as such conditions are satisfied or waived at the Closing), or on such other date as may be agreed by the Parties (the “Closing Date”). The Closing shall be effective as of 12:01 a.m. Eastern Time on the Closing Date (the “Closing Time”).

Section 4.2.         Buyer Closing Deliveries. At the Closing, Buyer shall:

(a)         pay the Initial Purchase Price deducted by the Escrow Amount in accordance with Section 2.2(b);

(b)         deliver the Escrow Amount to the Escrow Agent in accordance with the Escrow Agreement;

(c)        deliver to Seller counterparts to the Transaction Documents to which Buyer is a party (other than this Agreement and the Services Agreement), duly executed by Buyer;

(d)        deliver to Seller a certificate, dated as of the Closing Date, signed by an executive officer of Buyer, stating that the conditions specified in Section 8.3(a) and Section 8.3(b) have been satisfied; and

(e)         deliver to Seller a certificate, dated as of the Closing Date, signed by the Secretary, Assistant Secretary or corollary officer of Buyer, certifying that attached thereto are complete and correct copies of (A) Buyer’s Governing Documents and (B) all requisite resolutions adopted by Buyer’s board of directors approving this Agreement, the other Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby.

Section 4.3.         Seller and Company Closing Deliveries. At the Closing, Seller and the Company shall deliver to Buyer:

(a)         an assignment agreement in customary form, duly executed by Seller, with respect to the Company Units;

(b)       counterparts to the Transaction Documents to which Seller or the Company is a party (other than this Agreement and the Services Agreement), duly executed by Seller or the Company, as applicable;

(c)         resignations in customary form reasonably satisfactory to Buyer, duly executed by the managers of the Company and the officers of the Company who are not Continuing Employees, if any;

(d)         the Lien Release Authorization(s), duly executed by the applicable secured lender(s) of Seller or its Affiliates;

(e)         the consents or other approvals with respect to the transactions contemplated hereby identified on Section 4.3(e) of the Disclosure Schedule, duly executed by the Persons required to deliver such consents or other approvals;

(f)          a good standing certificate for the Company issued by the Secretary of State of the State of Delaware dated as of one (1) Business Day of the Closing Date;

(g)        evidence reasonably satisfactory to Buyer that the Reorganization has been effected in all material respects in accordance with Article III and applicable Laws;

(h)         evidence that filings necessary for the recordation of the assignment of the Transferred IP to the Company have been made with the appropriate intellectual property offices (it being understood and agreed that completion of such recordations is not a condition to the Closing hereunder);

(i)         a certificate, dated as of the Closing Date, signed by an executive officer of each of Seller and the Company, stating that the conditions specified in Section 8.2(a) and Section 8.2(b) have been satisfied;

(j)          a certificate, dated as of the Closing Date, signed by the Secretary, Assistant Secretary or corollary officer of each of Seller and the Company, certifying that attached thereto are complete and correct copies of (A) Seller’s and the Company’s Governing Documents, as applicable, and (B) all requisite resolutions adopted by Seller’s board of directors and the Company’s board of managers, as applicable, approving this Agreement, the other Transaction Documents to which Seller or the Company, as applicable, is a party and the consummation of the transactions contemplated hereby and thereby; and

(k)          an IRS Form W-9, duly executed by Seller.

ARTICLE V
REPRESENTATIONS AND WARRANTIES REGARDING SELLER, THE COMPANY AND
THE BUSINESS

Except as set forth in the Disclosure Schedule, Seller and the Company, jointly and severally, hereby represent and warrant to Buyer as follows:

Section 5.1.         Organization and Authority.

(a)         Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. Seller is duly qualified or licensed and in good standing to do business as a legal entity in each foreign jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Seller has made available to Buyer correct and complete copies of the Governing Documents of Seller.

(b)         The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Company is duly qualified or licensed and in good standing to do business as a legal entity in each foreign jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. The Company has made available to Buyer correct and complete copies of the Governing Documents of the Company.

(c)        The Company is a newly-formed entity that has not conducted any business activities other than (i) in connection with its organization or (ii) as directed toward the accomplishment of the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.2.         Authority Relative to the Transaction Documents.

(a)        Seller has all requisite corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each other Transaction Document to which Seller is or will be a party, and the consummation of the transactions contemplated hereby or thereby by Seller, have been duly and validly authorized by all requisite corporate action on the part of Seller. This Agreement and each other Transaction Document to which Seller is or will be a party, when executed and delivered by or on behalf of Seller and all other parties thereto, shall constitute the valid and legally binding obligation of Seller enforceable against it in accordance with their respective terms, subject, in each case, to the effects of bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium, and other similar applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity, whether at law or in equity (the “Enforceability Exception”).

(b)       The Company has all requisite limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which it is or will be a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and each other Transaction Document to which the Company is or will be a party, and the consummation of the transactions contemplated hereby or thereby by the Company, have been duly and validly authorized by all requisite limited liability company action on the part of the Company. This Agreement and each other Transaction Document to which the Company is or will be a party, when executed and delivered by or on behalf of the Company and all other parties thereto, shall constitute the valid and legally binding obligation of the Company enforceable against it in accordance with their respective terms, subject, in each case, to the Enforceability Exceptions.

Section 5.3.         No Conflicts; Required Filings and Consents.

(a)       Neither the execution and delivery of this Agreement by Seller or the Company, nor the consummation by Seller or the Company of the transactions contemplated hereby (including the Reorganization), nor compliance by Seller or the Company with any of the provisions hereof, will: (i) conflict with or result in a breach of any provisions of the Governing Documents of Seller or the Company, as applicable; (ii) except as set forth in Section 5.3(a) of the Disclosure Schedule, constitute or result in a material breach of, or require the counterparty’s consent or notice under, any Material Contract to which Seller or the Company is a party; or (iii) violate any Law applicable to Seller or the Company or its properties or assets in any material respect.

(b)         Except as set forth in Section 5.3(b) of the Disclosure Schedule, no consent, approval, authorization, waiver or registration is required to be obtained by Seller or the Company for the consummation by Seller or the Company, as applicable, of the transactions contemplated by this Agreement that, if not obtained, would (i) materially impair the ability of Seller or the Company, as applicable, to consummate the transactions contemplated hereby or (ii) have a Material Adverse Effect.

Section 5.4.         Capitalization

(a)        The authorized equity interests of the Company consist solely of an unlimited number of membership interests designated as “Units” in the Company’s Governing Documents, of which 100 Company Units were issued and outstanding as of the Effective Date. Seller owns, beneficially and of record, all of the outstanding Company Units and has good title to such Company Units, free and clear of any and all Liens (other than restrictions imposed on transfer under applicable federal or state securities Laws or regulations).

(b)        There are no outstanding (i) voting or equity interests in the Company (other than the Company Units), (ii) securities of the Company convertible into or exercisable or exchangeable for Company Units or other voting or equity interests in the Company, (iii) options, warrants, subscription rights or other rights or agreements, commitments or understandings to acquire from the Company, or other obligation of the Company to issue, transfer or sell, any Company Units or other voting or equity interests in the Company or securities convertible into or exercisable or exchangeable for Company Units or other voting or equity interests in the Company or (iv) equity appreciation, phantom unit, profit participation or similar rights with respect to any of the Company Units or any other voting or equity securities of the Company to which the Company is bound.

(c)        Except for this Agreement, there are no outstanding obligations of Seller or the Company to sell, purchase, exchange, repurchase, redeem, acquire or otherwise transfer any Company Units. Neither Seller nor the Company is party to any proxy, voting agreement, voting trust or similar agreement with respect to the Company Units.

Section 5.5.       Subsidiaries. The Company owns no (a) voting or equity interests in any other Person or (b) securities convertible into or exercisable or exchangeable for voting or equity interests in any other Person.

Section 5.6.        Carve-out Financial Statements. The Business is not a separately reported unit of Seller, and as such, no financial statements have been prepared for the Business as part of Seller’s normal reporting process. Section 5.6 of the Disclosure Schedule sets forth copies of certain carve-out financial statements, consisting of profits and loss statements for 2024 and 2023 and balance sheets as of such year-ends, compiled by management of Seller with respect to the Business (the “Carve-out Financial Statements”). The Carve-out Financial Statements have been compiled from source documentation subject to the controls and procedures of Seller’s accounting systems and are based on assumptions, including allocations of overhead, believed by Seller and the Company to be reasonable. The Carve-out Financial Statements fairly present, in all material respects, such financial information with respect to the Business as of the dates set forth therein, taking into account the aforementioned assumptions and limitations.

Section 5.7.          Compliance With Laws; Permits.

(a)         Except as set forth in Section 5.7(a) of the Disclosure Schedule, Seller (solely with respect to the Business) and the Company are, and have been since the Look-Back Date, in material compliance with all applicable Laws.

(b)        Section 5.7(b) of the Disclosure Schedule sets forth a true, correct and complete list and description of all material Permits issued to or held by the Company or its directors, managers, officers, employees or independent contractors and used in the conduct of the Business. Seller and the Company are, and have since the Look-Back Date been, in compliance, in all material respects, with the terms of such Permits, and all such Permits are in full force and effect. There is no pending or, to the Knowledge of Seller and the Company, threatened termination, expiration or revocation of any such Permits. Other than the Permits set forth on Section 5.7(b) of the Disclosure Schedule, there are no other Permits that are material to the conduct of the Business.

(c)          Except as set forth in Section 5.7(c), as of the Effective Date, neither Seller nor the Company has received written notification or communication from any Governmental Entity or any other Person that has not yet been resolved (i) asserting that the Business is not in material compliance with any applicable Law or (ii) that the Business is not in compliance with any material Permit or threatening to revoke any material Permit used in the Business.

Section 5.8.          Material Contracts.

(a)         Section 5.8(a) of the Disclosure Schedule sets forth a correct and complete list of the following Contracts to which Seller or the Company is a party and which relate primarily to the Business (such Contracts, together with the Transferred Lease, the “Material Contracts”):

(i)          any Contract relating to Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) with respect to an amount in excess of $100,000;

(ii)        any Contract providing a guaranty, indemnification, reimbursement, contribution, assumption, or endorsement of, or any substantially similar commitment with respect to, the obligations, Liabilities, or Indebtedness of any other Person, other than in the Ordinary Course of Business;

(iii)        any joint venture, partnership, limited liability company or other similar Contract;

(iv)        any distribution, sales representative, dealer, reseller, or other similar Contract;

(v)        any Contract related to the acquisition of any business, assets or equity interests of any other Person or Real Property (whether by merger, asset purchase, stock purchase or otherwise), in each case since the Look-Back Date and involving amounts in excess of $150,000;

(vi)      any Contract involving the sale of any assets of the Business since the Look-Back Date, other than in the Ordinary Course of Business, for consideration in excess of $100,000;

(vii)      any Contract involving aggregate consideration in excess of $100,000 or requiring performance by any party thereto more than one year from the Effective Date, in each case which cannot be cancelled by Seller or the Company, as applicable, without penalty or without more than one-hundred eighty (180) days’ notice;

(viii)     any mortgage, pledge, indenture or security agreement or similar arrangement constituting a Lien upon the assets or properties of the Business that relates to any Liability in excess of $100,000, other than any such agreement evidencing a Permitted Lien;

(ix)        any Contract for capital expenditures with remaining obligations in excess of $150,000;

(x)        any Contract between Seller or the Company, on the one hand, and Seller or the Company or any of their respective Affiliates, on the other hand, other than customary Contracts relating to employment, reimbursement for business expenses in the Ordinary Course of Business or benefits under the Benefit Plans;

(xi)        any Contract containing exclusivity or non-competition restrictions or otherwise limiting the freedom of Seller or the Company to engage in any line of business, sell any product, acquire any entity or compete with any Person in any market or geographical area;

(xii)       any Contracts under which Seller or the Company is (A) a lessee of, or holds or operates, any tangible personal property owned by any other Person, or (B) a lessor of, or permits any other Person to hold or operate, any tangible property (real or personal) owned by Seller or the Company;

(xiii)      any Contract with a Top Customer or Top Supplier;

(xiv)      any Contract pursuant to which Seller or the Company: (a) is granted by any Person any license, sublicense, or similar right with respect to the Intellectual Property of any Person that is used in or necessary for the operation of the Business (excluding Contracts for commercially available, “off-the-shelf,” “shrink wrap,” or “click wrap” Software licensed under the applicable vendor’s standard terms for a one-time fee of, or that has an annual license value of, less than $50,000), or (b) grants to any Person any license, sublicense, or similar right with respect to any Transferred IP (collectively, the “IP Agreements”);

(xv)      any Contract for the employment of any Person on a full-time, part-time, consulting or other basis, or agreement or Contract providing for the payment of any cash or other compensation or benefits upon separation of employment or the consummation of the transactions contemplated by this Agreement (for the avoidance of doubt, excluding “at will” offer letters that do not provide for contractual severance payments);

(xvi)      collective bargaining agreement or Contract with any labor union or works council; and

(xvii)     any confidentiality, secrecy, or non-disclosure agreement entered into outside the Ordinary Course of Business.

(b)        Except as set forth in Section 5.8(b) of the Disclosure Schedule, neither Seller nor the Company, as applicable, is in material breach of, or material default under, any Material Contract.

Section 5.9.        Conduct of Business. Except (a) for actions taken in connection with the process of selling the Business (including preparing for and implementing the transactions contemplated by this Agreement) or (b) as set forth in Section 5.9 of the Disclosure Schedule, since the Look-Back Date, the Business has been conducted in the Ordinary Course of Business in all material respects, and there has not been a Material Adverse Effect.

Section 5.10.       Title to Properties. As of the Closing Date, after giving effect to the Reorganization, the Company will have good and valid title to all of the Transferred Assets, free and clear of all Liens, other than Permitted Liens. The tangible personal property and assets of the Business are free from defects and in good condition and repair (subject to normal wear and tear consistent with the age of the assets and properties). The Transferred Assets, when taken together with the services provided under the Services Agreement and the Transition Services Agreement, are sufficient for the operation of the Business as it is currently conducted and constitute all of the tangible personal property, intangible assets and other assets necessary for the operation of the Business of the Company as currently conducted.

Section 5.11.       Real Property.

(a)         No Owned Real Property. Neither Seller nor the Company owns Real Property.

(b)       Leased Real Property. The Real Property that is the leased by Seller pursuant to the Transferred Lease (the “Leased Real Property”) is the only Real Property that is used in the Business. The Transferred Lease is, in all material respects, a valid instrument, enforceable in accordance with its terms, except as limited by the Enforceability Exceptions. There is no default under or breach of the Transferred Lease by Seller or, to the Knowledge of Seller and the Company, the landlord under the Transferred Lease, and no event has occurred that, with notice or lapse of time, would constitute a breach or default or permit termination, modification or acceleration under the Transferred Lease. To the Knowledge of Seller and the Company, no security deposit or portion thereof deposited with respect to any such Leased Real Property has been applied in respect of a breach or default under any such Leased Real Property. The landlord of the Transferred Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company or Seller. Seller and the Company have delivered to Buyer correct and complete copies of the Transferred Lease, as well as any other leases, subleases, licenses and other agreements for occupancy, including all amendments, extensions and other modifications thereto with respect to the Leased Real Property. Neither Seller nor the Company has received notice that there are any pending or, to the Knowledge of Seller and the Company, threatened, condemnation or other proceedings relating to the Leased Real Property or other matters adversely affecting the current use or occupancy of the Leased Real Property. Seller has received all requisite approvals (including Permits) required in connection with the operation of the Leased Real Property and has not received notice that the Leased Real Property has not been operated and maintained in all material respects in accordance with applicable Laws. The Leased Real Property is operated in compliance with all applicable Laws, including the Americans with Disabilities Act and all Laws with respect to zoning, building, fire, safety, health codes and sanitation. Neither Seller nor the Company has received notice of actual or threatened special assessments or reassessments of the Leased Real Property. All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the applicable Leased Real Property that are used in the operation of the Business, as presently conducted are in good operating condition (reasonable wear and tear excepted). The Leased Real Property constitutes sufficient real property to operate the Business, as presently conducted.

Section 5.12.     Litigation. Except as set forth in Section 5.12 of the Disclosure Schedule, there are no, and there have not been since the Look-Back Date any, judicial or administrative actions, suits, investigations, mediations, arbitrations, or other legal proceedings (collectively, “Legal Proceedings”) pending or, to the Knowledge of Seller and the Company, threatened in writing, against Seller (solely with respect to (a) the Business or (b) the ability of Seller to perform its obligations under this Agreement or the other Transaction Documents to which Seller is or will be a party) or the Company. To the Knowledge of Seller and the Company, no event has occurred or circumstances exist that could give rise to or serve as a basis for the commencement of any such Legal Proceeding.

Section 5.13.       Benefit Plans.

(a)         Section 5.13(a) of the Disclosure Schedule lists each (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) all other employment, severance pay, salary continuation, bonus, incentive, phantom equity or other equity-based, retirement, pension, profit sharing or deferred compensation plans, contracts, programs, funds or arrangements of any kind, and (iii) all other employee benefit plans, contracts, programs, funds or arrangements (including with respect to paid time off or welfare and fringe benefits), in each case that are in effect and cover one or more Business Employees and that are sponsored or maintained by Seller or the Company or with respect to which Seller or the Company is required to make payments, transfers or contributions (as listed on Section 5.13(a) of the Disclosure Schedule, each a “Benefit Plan”).

(b)         Except as set forth in Section 5.13(b) of the Disclosure Schedule, each Benefit Plan: (i) has been operated and administered in compliance, in all material respects, with its terms and all applicable Law and regulations since the Look-Back Date; and (ii) there are no pending or, to the Knowledge of Seller and the Company, threatened in writing material claims against, by or on behalf of any Benefit Plans (other than routine claims for benefits under the terms of any such Benefit Plan). Each Benefit Plan that is intended to be a “qualified plan” within the meaning of Code Section 401(a) (“Qualified Plans”) has received a favorable determination letter from the IRS or, with respect to a prototype or volume submitter plan, can rely on an opinion letter from the IRS to the document sponsor, to the effect that such Qualified Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, and there are no circumstances and no events that have occurred since the Look-Back Date that could reasonably be expected to adversely affect the qualified status of any Qualified Plan or the related trust.

(c)        Except as set forth in Section 5.13(b) of the Disclosure Schedule, with respect to the Benefit Plans, all required contributions and premium payments of Seller and the Company due on or before the Closing Date have been made or properly accrued on or before the Closing Date.

(d)       Seller has made available to Buyer copies, to the extent applicable, of (i) the plan and trust documents and the most recent summary plan description of each Benefit Plan, (ii) the most recent annual reports (Form 5500 series) of each Benefit Plan, (iii) the most recent financial statements of each Benefit Plan, and (iv) the most recent IRS determination letter (or IRS Opinion Letter with respect to any prototype of volume submitter plan) for each Qualified Plan.

(e)         There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Benefit Plans that could result in any material Liability or excise Tax under ERISA or the Code being imposed on Buyer or the Company.

(f)         Except as set forth in Section 5.13(f) of the Disclosure Schedule, none of the Benefit Plans (i) is subject to the minimum funding standards of Section 302 or ERISA or Section 412 of the Code, or (ii) is a “multi-employer plan” (as defined in Section 3(37) of ERISA), (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (iv) a “multiple employer plan” (as defined in Section 413(c) of the Code), or (v) a “welfare benefit trust” or “voluntary employees beneficiary association” within the meaning of Sections 419, 419A or 501(a)(9) of the Code.

(g)         Neither Seller nor the Company (i) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation, or (ii) engaged in any transaction which would give rise to a liability of the Company or Buyer under Section 4069 or Section 4212(c) of ERISA.

(h)        Except as set forth in Section 5.13(h) of the Disclosure Schedule, other than as required under Section 601 et seq. of ERISA, Section 4980B of the Code, or any similar state Laws, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(i)         There is no pending, threatened or, to the Knowledge of Seller and the Company, anticipated action relating to (i) any Benefit Plan (other than non-material routine claims for benefits and appeals of such claims), (ii) any trustee or fiduciary thereof or (iii) any of the assets of any trust of any Benefit Plan. No Benefit Plan has, within the three (3) years prior to the Effective Date, been the subject of an examination or audit by any Governmental Entity. There has been no non-exempt “prohibited transaction,” as such term is defined under Section 4975 of the Code, Section 406 of ERISA, or any applicable Law, with respect to any Benefit Plan for which Seller or the Company could be liable (either directly or through indemnification).

(j)         Except as set forth in Section 5.13(j)(i) of the Disclosure Schedule and except as required in connection with Qualified Plan amendments required by the vesting of accrued benefits under any Qualified Plan as a result of termination of such Qualified Plan, the consummation of the transactions contemplated by this Agreement (either alone or in connection with another event) will not: (i) accelerate the time of payment or vesting under any Benefit Plan or increase the amount of compensation due to any employee, officer, former employee or former officer of Seller or the Company; or (ii) result in the triggering or imposition of any restrictions or limitations on the right of Seller or the Company or any ERISA Affiliate to amend or terminate any Benefit Plan. Except as set forth in Section 5.13(j)(ii) of the Disclosure Schedule, no amount that will be received (whether in cash or property or vesting of property), or benefit provided to, any officer, director or employee of the Company who is a “disqualified individual” (as such term is defined in proposed Treasury Regulation 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or benefit plan currently in effect as a result of the transaction contemplated by this Agreement will be an “excess parachute payment” (as such term is defined under 280G(b)(1) of the Code); and no such Person is entitled to receive any additional payment from Seller or the Company in the event that the excise Tax under 4999(a) of the Code is imposed on such Person.

(k)       Each Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been operated and administered in compliance with, and is in documentary compliance with, Section 409A of the Code. The Company has no obligations to gross-up, reimburse or indemnify any individual with respect to any Taxes, including any excise Tax imposed under Section 409A of the Code.

Section 5.14.       Employment and Labor Matters.

(a)         Except as set forth in Section 5.14(a) of the Disclosure Schedule, Seller (solely with respect to the Business) and the Company are in compliance with all applicable Laws of the city, state, and country relating to employment and employment practices, including but not limited to the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), those Laws relating to the calculation and payment of wages, classification of employees and independent contractors, equal employment opportunity (including Laws prohibiting discrimination or harassment on the basis of race, national origin, religion, gender, disability, age, workers’ compensation, or any other protected classification), affirmative action, and other hiring practices, work authorizations, immigration, workers’ compensation, unemployment and the payment of social security and other Taxes, and paid leave.

(b)     Except as set forth in Section 5.14(b) of the Disclosure Schedule, neither Seller nor the Company is party to, or bound by, any collective bargaining or other agreement with a labor organization representing any of the Business Employees. Since the Look-Back Date, there has not been, nor, to the Knowledge of Seller and the Company, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting the Business.

(c)        Since the Look-Back Date, neither Seller (solely with respect to the Business) nor the Company has effectuated (i) a “plant closing” (as defined in the WARN Act, or any similar Law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of such Person, or (ii) a “mass layoff” (as defined in the WARN Act, or any similar Law) affecting any site of employment or facility of such Person.

(d)       Seller has made available a complete list of each Business Employee showing, with respect to each Business Employee, (i) whether actively work or on a leave of absence (and, if on a leave of absence, expected return to work date, (ii) base annual salary or wage rate, (iii) job title or position, (iv) status as full-time or part-time, (v) city and state of employment, (vi) date of hire, (vii) classification as overtime exempt or non-exempt under applicable wage and hour laws, (viii) whether the Business Employee is subject to a written contract; and (ix) any bonus, commission, or additional compensation employee is eligible for.

(e)       Except as provided in Section 5.14(e) of the Disclosure Schedule, there are no investigations, audits, claims, complaints, administrative charges, lawsuits or other proceedings pending against the Company brought by or on behalf of any applicant for employment, any Employee, any former Employee, or any class of the foregoing, alleging breach of any express or implied contract of employment of any law or regulation governing employment or the termination thereof, or of any other discriminatory, wrongful or tortious conduct in connection with the employment relationship. There are no pending or, to the Knowledge of Seller or the Company, threatened investigations, audits, claims, complaints, administrative charges, lawsuits or other proceedings against the Company by or before any federal, state, municipal or other governmental department, commission, board, bureau, agency, arbitration tribunal or instrumentality , whether domestic or foreign, respecting or involving any applicant for employment, any Employee, any former Employee, or any class of the foregoing, including but not limited to: the Equal Employment Opportunity Commission or any other state or local agency with authority to investigate claims or charges of employment discrimination in the workplace; the United States Department of Labor or any other state or local agency with authority to investigate claims or charges in any way relating to hours of employment or wages; the Occupational Safety and Health Administration or any other state or local agency with authority to investigate claims or charges in any way relating to the safety and health of employees; and the Office of Federal Contract Compliance or any corresponding state agency.

(f)         No current Employee is (a) a non-immigrant employee whose status would terminate or otherwise be affected by the business transaction consummated under this Agreement, or (b) an alien who is authorized to work in the United States in non-immigrant status. Since the Look-Back Date, the Company has not received notice or other communication from any governmental authority regarding any unresolved violation or alleged violation of any applicable Law relating to hiring, recruiting, employing of (or continuing to employ) anyone who is not legally authorized to work in the United States. Seller maintains valid and properly prepared Form I-9s for (i) all Persons currently employed, regardless of their date of hire, (ii) all Persons whose employment was terminated during the last year, and (iii) all Persons first employed for any length of time during the last three years, whether or not they are currently employed.

(g)        Except as set forth in Section 5.14(a) of the Disclosure Schedule, all compensation, including wages, commissions and bonuses, payable to all employees, temporary employees, independent contractors or consultants of the Company for services performed since the Look-Back Date have been paid when due in the Ordinary Course of Business.

Section 5.15.        Environmental Matters.

(a)        Seller (solely with respect to the Business) and the Company are in compliance, in all material respects, with all applicable Environmental Laws and have been in compliance at all times since the Look-Back Date.

(b)         To the Knowledge of Seller and the Company, none of the following exists in any material quantity at any property or facility owned or operated by Seller (solely with respect to the Business) or the Company: (i) underground storage tanks; (ii) friable asbestos-containing material; or (iii) materials or equipment labelled as containing polychlorinated biphenyls.

(c)         There are no Legal Proceedings or public investigations pending or, to the Knowledge of Seller and the Company, threatened against Seller (solely with respect the Business) or the Company relating to material noncompliance with, or material Liabilities pursuant to, Environmental Laws.

(d)         The Company nor Seller (solely with respect to the Business) has not received any written request for information nor has been notified that it is a potentially responsible party under the federal superfund law, the Comprehensive Environmental Response, Compensation & Liability Act, 42 U.S.C. §§ 9601 et. seq (“CERCLA”) as revised, or any equivalent state law.

(e)         There have not been in the past, and are not now, any Hazardous Substances on, under, or migrating to or from the Leased Real Property which could reasonably be expected to result in any Liabilities to the Company under applicable Environmental Laws.

(f)        The Company has not designed, manufactured, sold, marketed, or distributed products or other items containing Hazardous Substances, in each case as has given or would give rise to any material Liabilities under any Environmental Laws.

(g)        The Company has not assumed, undertaken, or otherwise become subject to, any material Liabilities of any other Person, or provided an indemnity with respect to any material Liabilities, in each case relating to any Environmental Laws or Hazardous Substances.

(h)         Seller has delivered or made available to Buyer correct and complete copies of all environmental audits, assessments, reports, and all other material environmental, health and safety documents in their possession or control, relating to the Company or any of its past or current operations, properties, or facilities.

Section 5.16.       Tax Matters.

(a)          The Company and Seller (to the extent relating to the Company, the Business or the Transferred Assets) have each timely filed (or have had timely filed on their behalf) all material Tax Returns required to be filed by it (taking into account any valid extensions) since the Look-Back Date. Such Tax Returns are true, correct and complete in all material respects. All material Taxes due and owing by the Company and Seller (to the extent relating to the Company, the Business or the Transferred Assets) have been paid or accrued. All material Taxes required to be withheld by the Company and Seller (to the extent relating to the Company, the Business or the Transferred Assets) have been duly and timely withheld, and such withheld Taxes have been either paid to the proper Governmental Entity or properly set aside in accounts for such purpose.

(b)         As of the Effective Date: (i) no written agreement waiving or extending the statute of limitations or the period of assessment or collection of any material Taxes with respect to the Company or Seller (to the extent relating to the Company, the Business or the Transferred Assets) has been filed or entered into with (or been requested by) any Governmental Entity that is still in effect; (ii) to the Knowledge of Seller and the Company, no Tax Return reflecting material Taxes of the Company or Seller (to the extent relating to the Company, the Business or the Transferred Assets) is under audit or examination by any Governmental Entity; and (iii) no Governmental Entity has asserted in writing any deficiency, claim or issue with respect to material Taxes against the Company or Seller (to the extent relating to the Company, the Business or the Transferred Assets) with respect to any taxable period for which the period of assessment or collection remains open, in each case, which has not been resolved and paid in full.

(c)        The Company is, and at all times since its formation has been, properly classified as an entity disregarded as separate from Seller for U.S. federal and applicable state income Tax purposes.

(d)         There are no Liens for Taxes (other than Liens for current Taxes not yet due and payable) upon any assets of the Company.

(e)         Except as set forth in Section 5.14(a) of the Disclosure Schedule, all Persons that the Company and Seller (to the extent relating to the Company, the Business or the Transferred Assets) have engaged as employees and independent contractors are properly classified as employees and independent contractors, as applicable, in accordance with the Code and applicable Laws and for employee benefits purposes. The Company and Seller (to the extent relating to the Company, the Business or the Transferred Assets) have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, member, or other third party and all IRS Forms W-2 and 1099 required with respect thereto have been properly completed in all material respects and timely filed with the appropriate Governmental Entity.

(f)        The Company and Seller (to the extent relating to the Company, the Business or the Transferred Assets) have properly (i) collected and remitted all material sales, use, value added, and similar Taxes with respect to sales made to its customers or services provided to its customers and (ii) for all material sales or services that are exempt from sales, use, value added, and similar Taxes and that were made without charging or remitting such Taxes, received and retained any appropriate Tax exemption certificates and other documentation qualifying such sale or service as exempt. The Company and Seller (to the extent relating to the Company, the Business or the Transferred Assets) have complied in all material respects with all applicable Laws relating to unclaimed or abandoned property.

(g)         Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

Section 5.17.     Insurance Matters. Section 5.17 of the Disclosure Schedule sets forth a correct and complete list of each insurance policy maintained by or for the benefit of the Business. As of the Effective Date, (a) each such policy is in full force and effect and all premiums due thereon have been paid and no notice of cancellation or termination has been received by Seller or the Company, (b) each such policy is sufficient for compliance by Seller and the Company with all requirements of applicable Laws and of all Material Contracts that require particular levels of insurance coverage, (c) all of such policies were placed with financially sound and reputable insurers, (d) neither Seller nor the Company is in default with respect to its obligations under any such policy, and (e) except as set forth in Section 5.17 of the Disclosure Schedule, there is no claim by Seller or the Company pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.

Section 5.18.       Intellectual Property.

(a)         Section 5.18(a) of the Disclosure Schedule contains a complete and accurate list all Intellectual Property that is owned by Seller or any of its Subsidiaries and used in the Business (including all Transferred IP), which consists of (i) such Intellectual Property that is subject to any issuance, registration, or application by or with any governmental authority or authorized private registrar in any jurisdiction (specifying as to each, as applicable: docket number, type, status, filing date, patent number, grant date, and expiration date) (collectively, the “IP Registrations”); (ii) such material unregistered Trademarks; and (iii) such proprietary Software ((i) through (iii) above, collectively, “Owned Intellectual Property”). The Company solely and exclusively owns all right, title, and interest in and to the Owned Intellectual Property free and clear of all Liens (except for Permitted Liens), and is the owner of record of all IP Registrations included in the Transferred IP. Seller or the Company has the right to use and exploit all other Intellectual Property necessary for the conduct of the Business as currently conducted, free and clear of all Liens (other than Permitted Liens). The Company is not under any obligation to pay royalties or other payments in connection with any license, sublicense or other agreement, nor restricted from assigning their rights under any license, sublicense or agreement respecting Intellectual Property nor will the Company otherwise be, as a result of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, in breach of any license, sublicense or other agreement relating to the Transferred IP.

(b)        The Transferred IP, together with the Intellectual Property rights licensed under the IP Agreements includes all of the Intellectual Property that are used in or necessary for the conduct of the Business as currently conducted.

(c)        Each item of Owned Intellectual Property, and the Company’s rights therein, is in full force and effect; valid, subsisting and enforceable, and there are no facts that would render the same, or the Company’s rights therein, invalid or unenforceable. No claim is pending or, to the Knowledge of Seller and the Company, threatened in writing, to the effect that any such Owned Intellectual Property is or will be invalid or unenforceable by the Company, and, to the Knowledge of Seller or the Company, there is no basis for any such claim (whether or not pending or threatened).

(d)        The conduct of the Business and the Transferred IP does not infringe upon, misappropriate, or otherwise violate, and has not infringed upon, misappropriated, or otherwise violated, the Intellectual Property or proprietary rights of any other Person. No claim is pending or, to the Knowledge of Seller or the Company, threatened in writing to the effect that the conduct of the Business or any Transferred IP infringes upon, misappropriates, or otherwise violates the rights of any other Person. To the Knowledge of Seller or the Company, no Person is engaging or has engaged in any activity that infringes, misappropriates, or otherwise violates any Transferred IP; and neither Seller, its Subsidiaries, nor the Company have asserted any written claims relating to, or made any written offer for license related to, such activity against any Person.

(e)         Since the Look-Back Date, Seller and the Company have taken commercially reasonable measures to protect the confidentiality of all trade secrets and confidential information included in the Transferred IP and provided under the IP Agreements. No such Person is suspected to be in violation of any material term of such agreement. To the Knowledge of Seller or the Company, no confidential information that is material the Business as currently conducted or any trade secret has been disclosed or authorized to be disclosed to any Person, other than pursuant to a written non-disclosure agreement or similar instrument. Each current and former employee, independent contractor, consultant or any other Person who is or was involved in the development of any Intellectual Property included in the Owned Intellectual Property has executed a written agreement assigning to Seller or the Company any such Intellectual Property, which agreement includes a present tense assignment of future inventions.

Section 5.19.       Information Technology; Data Security; Privacy.

(a)         The Company owns or has a valid right to access and use the IT Assets. The IT Assets are sufficient for the current needs of the Company, and correctly perform their intended functions. The IT Assets do not require any updates or upgrades for the Company to conduct business as currently conducted. The Company has purchased and has in place sufficient license rights (including a sufficient number of license seats or the like) for all software used in the conduct of its business as currently conducted.

(b)         The Company has implemented and maintains commercially reasonable technical, organizational, administrative, and physical safeguards, consistent with current industry standards, to protect the availability, confidentiality, integrity, and security of the IT Assets (and all data and information Processed using the IT Assets), including against any unauthorized use, access, disclosure, interruption, modification, Processing, and any loss, corruption, or interruption. The Company’s safeguards include, but are not limited to, (i) an information security program that includes documented policies and procedures, (ii) the implementation of commercially reasonable data backup, disaster avoidance and recovery procedures and business continuity procedures, and (iii) procedures for identifying and responding to data security incidents (including the unauthorized use or access to Personal Information or the IT Assets). There has been no unauthorized use, access, or security breaches of, or material disruptions or outages to, any IT Assets (or any loss, modification, or corruption of, or unauthorized access to or Processing of, any data stored, processed or transmitted thereby).

(c)         The Company currently is, and at all times since the Look-Back Date been, in compliance with all Privacy Laws and Personal Information Obligations. The Company has not received any written notice from any Person (including a Governmental Body) alleging any non-compliance with any Privacy Laws or Personal Information Obligations.

(d)        Neither the execution nor delivery of this Agreement, the contemplated transactions, nor the performance of the Company’s obligations hereunder will violate any such applicable Privacy Laws or any of Personal Information Obligations, or require notice to or consent of any Person for the continued Processing of Personal Information. The Company has all required authorizations, consents, and rights to (i) Process any Personal Information in the manner in which the Company has previously Processed such information, (ii) continue Processing Personal Information after Closing in the same manner as it did immediately prior to Closing; and (iii) permit access to, deliver, or transfer Personal Information to Buyer as may be contemplated in or necessary for the Agreement.

(e)         Except as set forth in Section 5.19(e) of the Disclosure Schedule, neither the Company nor, to the Knowledge of Seller or the Company, any Person who Processes Personal Information on behalf of Company, has experienced any loss, damage, unauthorized access, unauthorized disclosure, improper alteration, misuse, unauthorized Processing, or breach of the privacy or security of any IT Assets or any Personal Information in Company’s possession, custody, or control, or that is Processed on behalf of Company.

Section 5.20.       Customers and Suppliers.

(a)         Section 5.20(a) of the Disclosure Schedule sets forth a list of the ten (10) largest customers of the Business, taken as a whole, for the twelve-month period ended December 31, 2024 (collectively, the “Top Customers”). Except as set forth in Section 5.20(a), no Top Customer has notified Seller or the Company in writing that it intends to stop or materially decrease the rate of business done with Seller or the Company with respect to the Business.

(b)         Section 5.20(b) of the Disclosure Schedule sets forth a list of the ten (10) largest suppliers of the Business for the twelve-month period ended December 31, 2024 (collectively, the “Top Suppliers”). Except as set forth in Section 5.20(b) of the Disclosure Schedule, no Top Supplier has notified Seller or the Company in writing that it intends to stop or materially decrease the rate of business done with Seller or the Company with respect to the Business, and to the Knowledge of Seller and the Company, there is no reasonable basis to expect that, any such Top Supplier will stop or materially decrease the rate of business done with Seller or the Company with respect to the Business (in each case, whether as a result of the consummation of the transactions contemplated hereby or otherwise).

Section 5.21.       Brokers. Except as set forth in Section 5.21 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Seller or the Company or any of their respective Affiliates.

Section 5.22.       Export, Import, and Trade Matters. Since the Look-Back Date, Seller and the Company, with respect to the Business, have (a) been in compliance in all material respects with all export, import, and trade compliance Laws (collectively, “Trade Laws”) applicable to the conduct of the Business, (b) complied with all applicable United States and foreign jurisdictions local country customs and import Laws, including those requiring accurate country of origin markings, classification of the goods, and proper valuation declarations, including those of non-cash value; and (c) been in compliance with all applicable regulations and executive orders relating to trade embargoes and sanctions administered by U.S. Department of the Treasury’s Office of Foreign Assets Control, the U.S. Department of Commerce Bureau of Industry and Security, or other sanctions authorities administering laws that apply to the Business. No product or service provided by the Company has been, directly or, to the Knowledge of Seller or the Company, indirectly, provided to, sold to, or performed for or on behalf of any country or Person against whom the United States maintains restrictions as it relates to the Business’ products, services, or financing to such country or Person, in each case, in violation of such restrictions. There is no Legal Proceeding related to any violation or potential violation of Trade Laws, pending, or to the Knowledge of Seller or the Company, threatened against Seller or the Company with respect to the Business, or to the Knowledge of Seller or the Company against any director, officer, or shareholder of Seller or the Company with respect to the Business (in his, her or its capacity as a director, officer, or shareholder) by or before any Governmental Entity.

Section 5.23.      Anti-Corruption. Seller and the Company are and have been since the Look-Back Date, in compliance in all material respects with all Anti-Corruption Laws applicable to the conduct of the Business. Seller and the Company have not, and to the Knowledge of Seller or the Company none of their respective directors, officers or employees or, agents or any other Person while acting for or on behalf of Seller and the Company have, directly or indirectly made any unlawful contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services, (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of the Business, or (iv) in violation of any Anti-Corruption Laws. Seller and the Company have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, compliance with the Anti-Corruption Laws to which they are subject. There is no Legal Proceeding related to Anti-Corruption Laws pending, or to the Knowledge of Seller and the Company, threatened against Seller or the Company with respect to the Business, or to the Knowledge of Seller or the Company against any director, officer, or shareholder of Seller or the Company by or before any Governmental Entity.

Section 5.24.      No Other Representations and Warranties. Except for the representations and warranties contained in this Article V, none of Seller, the Company or any other Person makes any express or implied representation or warranty (either written or oral) with respect Seller or the Company or their respective businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects, including the Business, and Seller and the Company hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties contained in this Article V, none of Seller, the Company or any other Person makes or has made any representation or warranty to Buyer or any of its Representatives, with respect to (a) any financial projection, forecast, estimate, budget or prospective information relating to Seller, the Company or the Business or (b) any oral or written information furnished or made available to Buyer or any of its Representatives in the course of their due diligence investigation of Seller, the Company or the Business, including the accuracy, completeness or currency thereof, and none of Seller, the Company or any other Person shall have any Liability to Buyer or any other Person in respect of such information, including any subsequent use of such information.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Buyer hereby represents and warrants to Seller and the Company as follows:

Section 6.1.        Organization and Authority. Buyer is a corporation duly organized and validly existing under the Laws of the Republic of Korea and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its businesses as now conducted. Buyer is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Buyer has made available to Seller correct and complete copies of the Governing Documents of Buyer.

Section 6.2.      Authority Relative to the Transaction Documents. Buyer has all requisite corporate power and authority to enter into this Agreement and each other Transaction Document to which it is or will be a party, to perform its obligations hereunder or thereunder and to consummate the transactions contemplated hereby or thereby. The execution, delivery and performance of this Agreement and each other Transaction Document to which Buyer is or will be a party, and the consummation of the transactions contemplated hereby or thereby by Buyer, have been duly and validly authorized by all requisite corporate action on the part of Buyer. This Agreement and each other Transaction Document to which Buyer is or will be party, when executed and delivered by or on behalf of Buyer and all other parties thereto, shall constitute the valid and legally binding obligation of Buyer enforceable against Buyer in accordance with its respective terms, subject to the Enforceability Exception.

Section 6.3.         No Conflicts; Required Consents.

(a)         Except as set out on Section 6.3(a) of the Disclosure Schedule, neither the execution and delivery of this Agreement by Buyer, nor the consummation by Buyer of the transactions contemplated hereby, nor compliance by Buyer with any of the provisions hereof, will: (i) conflict with or result in a breach of any provisions of the Governing Documents of Buyer; (ii) constitute or result in the breach, in any material respect, of any contract or instrument to which Buyer is a party or by which Buyer or any of Buyer’s properties or assets are subject, and that would, in any such event, be reasonably expected to materially impair Buyer’s ability to consummate the transactions contemplated hereby; or (iii) violate any Law applicable to Buyer or any of its properties or assets in any material respect.

(b)        Except as set out on Section 6.3(a) of the Disclosure Schedule, no consent, approval, authorization, waiver or registration is required to be obtained by Buyer for the consummation by Buyer of the transactions contemplated by this Agreement that, if not obtained, would (i) materially impair the ability of Buyer to consummate the transactions contemplated hereby or (ii) have a material adverse effect on Buyer.

Section 6.4.      Litigation. As of the Effective Date, there is no Legal Proceeding against Buyer pending or, to the knowledge of Buyer, threatened in writing, with respect to the validity of this Agreement or any other Transaction Document to which it is or will be a party, or of any action taken or to be taken by Buyer in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby.

Section 6.5.        Investment Intent. Buyer is acquiring the Company Units as an investment for its own account and not with a view to the distribution thereof. Buyer will not sell, transfer, assign, pledge or hypothecate any of the Company Units, except in compliance with any federal and applicable state securities Laws or an exemption therefrom.

Section 6.6.        Financing. Buyer will have as of the Closing, immediately available funds sufficient to pay the amounts required to be paid by Buyer pursuant to Article II and to effect all other transactions contemplated by this Agreement and the other Transaction Documents.

Section 6.7.        Solvency. Buyer is not entering into this Agreement with the intent to hinder, delay, or defraud present or future creditors. Immediately after giving effect to the transaction contemplated hereby, Buyer and its Affiliates will be solvent (in that both the fair value of Buyer’s or such Affiliate’s assets will not be less than the sum of its debts and that the present fair saleable value of Buyer’s or such Affiliate’s assets will not be less than the amount required to pay its Liabilities on its debts as they become absolute and matured). Buyer directly owns 71.05% of the equity interests of Metapharm Co. Ltd., a company organized and existing under the laws of the Republic of Korea.

Section 6.8.       Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission or expense reimbursement, in each case that is payable by Seller, in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Buyer or any of its Affiliates.

Section 6.9.        No Other Representations and Warranties. Except for the representations and warranties contained in Article VI, Buyer does not make any express or implied representation or warranty with respect to Buyer or its assets, operations, liabilities, condition (financial or otherwise) or prospects, and Buyer hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties contained in Article VI, neither Buyer nor any other Person makes or has made any representation or warranty to Seller, the Company or any of their Representatives, with respect to (a) any financial projection, forecast, estimate, budget or prospective information relating to Buyer or its businesses or operations or (b) any oral or written information furnished or made available to Seller, the Company or any of their Representatives in the course of their due diligence investigation of Buyer, including the accuracy, completeness or currency thereof, and neither Buyer nor any other Person shall have any Liability to Seller, the Company or any other Person in respect of such information, including any subsequent use of such information, except in the case of Fraud.

Section 6.10.     Acknowledgment by Buyer. Buyer has such knowledge and experience in financial and business matters as is required for evaluating the merits and risks of the transactions contemplated by this Agreement and the other Transaction Documents. Buyer acknowledges and agrees that it (a) has conducted its own independent review and analysis of the Company and the Business, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company and the Business, (b) has been afforded the opportunity to ask questions of the officers and management employees of Seller and the Company, and (c) has been furnished with or been given sufficient access to such documents, information and records concerning Seller, the Company and their respective businesses, financial condition and operations as Buyer has requested and as it deems necessary or desirable to enter into this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis and the representations and warranties contained in Article V. Except for the representations and warranties contained in Article V, Buyer acknowledges that none of Seller, the Company or any other Person on behalf of Seller or the Company has made, and Buyer has not relied upon, any representation or warranty, whether express or implied, with respect to Seller or the Company or their respective businesses, affairs, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any other information provided or made available to Buyer or any of its Affiliates or its or their Representatives or any other Person acting on its behalf.

ARTICLE VII
CERTAIN COVENANTS AND AGREEMENTS

Section 7.1.       Conduct of Business Prior to Closing. From the Effective Date until the earlier of the Closing and the termination of this Agreement in accordance with its terms, except (i) as set forth in the applicable subsection of Section 7.1(b) of the Disclosure Schedule, (ii) as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (iii) as required by any Law or (iv) as contemplated by this Agreement:

(a)      Seller and the Company, as applicable, shall (i) operate the Business in the Ordinary Course of Business, and (ii) use commercially reasonable efforts to (A) preserve substantially intact the business organization and goodwill of the Business, (B) keep available the services of the Business Employees and (C) maintain reasonably satisfactory relationships with vendors, customers and others having business relationships with the Business; and

(b)         Seller (with respect to the Business) and the Company, as applicable, shall not do any of the following:

(i)         issue or sell any Company Units or other equity securities (including derivative securities or equity equivalents ) in the Company;

(ii)        split, combine or reclassify the Company Units;

(iii)       merge or consolidate the Company with any Person or form any Subsidiary of the Company;

(iv)       adopt a plan or agreement of complete or partial liquidation or dissolution with respect to the Company;

(v)        make any change to the Company’s Governing Documents in any manner adverse to Buyer;

(vi)       declare or make any payment or distribution of cash or other property;

(vii)      make, rescind or change any material Tax election or amend any material Tax Return of the Company, except as required by applicable Law;

(viii)     incur any Indebtedness on behalf of the Company;

(ix)       acquire any material assets with respect to the Business, other than in the Ordinary Course of Business;

(x)        sell, lease, license, pledge, otherwise dispose of, or subject to any Liens (other than Permitted Liens) any material properties or material assets with respect to the Business, except for sale of inventory in the Ordinary Course of Business;

(xi)       make any capital investment in, or any loan to any other Person, or make any capital expenditures or commitments therefor in excess of $100,000;

(xii)      assign, transfer, license, permit to lapse, or abandon any Owned Intellectual Property, except in the Ordinary Course of Business;

(xiii)     implement any facility closings or employee layoffs with respect to the Business;

(xiv)      settle or compromise any Legal Proceeding with respect to the Business for more than $100,000;

(xv)       sell, assign, transfer, abandon or permit to lapse any material Permits;

(xvi)      enter into, amend or terminate any Material Contract, other than in the Ordinary Course of Business;

(xvii)    except as required by a Contract in effect as of the Effective Date, (i) grant any bonuses, whether monetary or otherwise, or increased any wages, salary, severance, pension or other compensation or benefits in respect of their current or former employees, officers, managers, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, (ii) change the terms of employment for any employee (including but not limited to, salaries, change in exempt/non-exempt status, or conversion to furlough/layoff status), or (iii) accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, independent contractor or consultant;

(xviii)   adopt, modify, or terminate any: (i) employment, severance, retention or other agreement with any Business Employee, (ii) Employee Benefit Plan or (iii) collective bargaining or other agreement with a union;

(xix)     enter into any Contract, whether written or oral, providing for the employment or engagement of any Person on a full-time, part-time, consulting, independent contractor, or other basis, or terminate any employee, independent contractor, or consultant, in each case other than in the Ordinary Course of Business;

(xx)       agree in writing or otherwise to do anything contained in this Section 7.1(b).

(c)        Notwithstanding any provision of this Agreement to the contrary, neither Seller nor the Company shall be deemed to have operated the Business outside the Ordinary Course of Business solely because Seller or the Company responded to any event, change, development, effect, condition, circumstance, matter, occurrence or state of fact described in clauses (ii), (iii) or (vi) in the definition of “Material Adverse Effect”; provided, that (i) any such response consists of actions taken in good faith and in a manner materially consistent with how a similarly-situated company in the same industry, acting reasonably, could be expected to act under similar circumstances, and (ii) Seller or the Company, as applicable, uses commercially reasonable efforts, to the extent practicable, to notify and discuss any such actions in advance with Buyer.

(d)       From the date hereof until the earlier of the termination of this Agreement and the Closing, Seller and the Company shall promptly notify Buyer in writing of: (a) any Material Adverse Effect on the Business, and (b) any notice or other communication from any third Person (including any Governmental Entity) to Seller or the Company alleging that the consent of such other Person (or Governmental Entity) is or may be required in connection with the transactions contemplated hereby. No notification given by Seller or the Company pursuant to this Section 7.1(c) shall change, limit or otherwise affect any of the representations, warranties, covenants or agreements of Seller and the Company contained in this Agreement.

Section 7.2.         Access and Information.

(a)         Prior to the Closing, Seller and the Company shall afford Buyer and its Representatives reasonable access, upon prior notice and during normal business hours, to appropriate personnel designated by Seller or the Company and to the properties, books and records and other information relating to the Business; provided, that (i) any such access shall be conducted at Buyer’s expense, under the reasonable supervision of appropriate personnel designated by Seller or the Company, and in such a manner so as to maintain the confidentiality of such information and not unreasonably interfere with the normal operation of the Business, (ii) neither Buyer nor any of Buyer’s Representatives shall contact, directly or indirectly, any customer or supplier of the Business without Seller’s or the Company’s prior written consent and (iii) neither Seller nor the Company shall have any obligation to disclose any information to Buyer to the extent such disclosure would (A) result in a material breach of any agreement to which Seller or the Company is a party or is otherwise bound, (B) reasonably be expected to jeopardize any attorney-client or other legal privilege of Seller or the Company, or (C) result in a violation of any Law or fiduciary duties applicable to Seller or the Company; provided, that the Parties shall use commercially reasonable efforts to make appropriate substitute arrangements under circumstances in which the foregoing restrictions apply. All information delivered to Buyer, its Affiliates or their respective Representatives pursuant to this Agreement, including this Section 7.2(a), shall be subject to the Confidentiality Agreement, and shall not be used by any such Person other than in connection with the transactions contemplated by this Agreement. In addition to the access rights referenced above, prior to the Closing, Buyer will have the right (directly or through its Representatives) to carry out confirmatory due diligence on the physical assets of the Business to the extent not unreasonably interfering with the normal operations of the Business, and Seller and the Company shall reasonably cooperate with and respond to requests from Buyer and its Representatives in such regard. For avoidance of doubt, the completion of such confirmatory due diligence shall not be a condition to the Closing hereunder.

(b)        For a period of three (3) years after Closing, Buyer shall (i) use its reasonable best efforts to properly retain and maintain the Tax and accounting records of the Company that relate to Pre-Closing Periods or Straddle Periods, to the extent that such records are in the Company’s possession as of Closing, and shall thereafter provide Seller with written notice prior to any destruction, abandonment or disposition of all or any portions of such records, (ii) transfer such records to Seller upon its written request prior to any such destruction, abandonment or disposition and (iii) afford Seller and its Representatives reasonable access during normal business hours to the books and records, information, employees and auditors of the Company, to the extent requested by Seller and necessary in connection with any audit, investigation, dispute or Legal Proceeding; provided, that with respect to clause (ii) above, Seller agrees to reimburse Buyer promptly for all reasonable and documented out-of-pocket costs and expenses incurred in connection with such activities. Notwithstanding the forgoing, Buyer and the Company shall not be obligated to take any action that would violate any Law or the terms of any Contract or confidentiality obligation to which Buyer or the Company is a party, or result in a waiver of the attorney-client privilege or work-product doctrine; provided, that the Parties shall use commercially reasonable efforts to make appropriate substitute arrangements under circumstances in which the foregoing restrictions apply.

(c)         For a period of three (3) years after Closing, Seller shall (i) use its reasonable best efforts to properly retain and maintain the Tax and accounting records of the Business that relate to Pre-Closing Periods or Straddle Periods, to the extent that such records are in Seller’s possession as of Closing, and shall thereafter provide Buyer with written notice prior to any destruction, abandonment or disposition of all or any portions of such records, (ii) transfer such records to Buyer upon its written request prior to any such destruction, abandonment or disposition and (iii) afford Buyer and its Representatives reasonable access during normal business hours to the books and records, information, employees and auditors of Seller, to the extent requested by Buyer and necessary in connection with any audit, investigation, dispute or Legal Proceeding; provided, that with respect to clause (ii) above, Buyer agrees to reimburse Seller promptly for all reasonable and documented out-of-pocket costs and expenses incurred in connection with such activities. Notwithstanding the forgoing, Seller shall not be obligated to take any action that would violate any Law or the terms of any Contract or confidentiality obligation to which Seller is a party, or result in a waiver of the attorney-client privilege or work-product doctrine; provided, that the Parties shall use commercially reasonable efforts to make appropriate substitute arrangements under circumstances in which the foregoing restrictions apply.

(d)       Buyer acknowledges and agrees that: (i) nothing contained in this Agreement shall be construed to give Buyer, directly or indirectly, the right to control or direct the operations of the Business prior to Closing, (ii) Seller and the Company, as applicable, shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over the Business prior to the Closing, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Buyer shall be required with respect to any matter set forth in Section 7.2 or elsewhere in this Agreement to the extent the requirements of such consent would, upon advice of Seller’s counsel, violate applicable Law.

Section 7.3.         Tax Matters.

(a)        Tax Returns. Buyer shall prepare or cause to be prepared, and timely file or cause to be timely filed, at Buyer’s expense, all non-income Tax Returns of the Company for all Pre-Closing Periods, if any, due after the Closing (such Tax Returns, the “Pre-Closing Period Tax Returns”) and for all taxable periods which begin on or before and end after the Closing (“Straddle Periods”) (such Tax Returns, “Straddle Period Tax Returns”). Buyer shall prepare and file such Pre-Closing Period Tax Returns and Straddle Period Tax Returns in a manner consistent with the prior practices taken in respect of the Business and the assets of the Company. Buyer shall deliver each Pre-Closing Period Tax Return and Straddle Period Tax Return to Seller at least fifteen (15) days prior to the due date (including extensions) for filing such Tax Return for Seller’s review and comment and Buyer and Seller shall agree upon the final Tax Returns to be filed prior to the filing thereof. Seller shall be liable for and timely pay to Buyer five (5) days prior to the due date (including extensions) of such Taxes all Taxes properly allocated to the Pre-Closing Period. All deductions related to Seller Transaction Expenses, the Company Indebtedness, or other amounts paid or accrued on or prior to the Closing Date or in connection with the Closing shall be allocated to and reflected upon Seller’s Tax Returns to the maximum extent permitted under applicable Law.

(b)         Apportionment of Straddle Period Taxes. Taxes with respect to the Straddle Period will be allocated to the Pre-Closing Period using the following conventions: (i) in the case of all Taxes other than ad valorem, real property, and personal property Taxes, including income, sales, use and withholding Taxes and other Taxes resulting from, or imposed on, sales, receipts, uses, transfers or assignments of property, or payments to other Persons (including wages), the amount of Taxes allocable to the Pre-Closing Period will be determined as though the taxable period terminated as of the close of business on the Closing Date, and (ii) in the case of ad valorem, real property and personal property Taxes, the amount of Taxes allocable to the Pre-Closing Period will be determined on a per diem basis.

(c)        Post-Closing Actions. Without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed, Buyer shall not, with respect to the Company: (i) amend, refile or otherwise modify any Tax Return relating to a Pre-Closing Period, (ii) extend or waive any statute of limitations or other period for the assessment of any Tax that relates to a Pre-Closing Period, (iii) apply to any Governmental Entity for any binding or non-binding opinion, ruling, or other determination, or voluntarily initiate any discussion or make any voluntary disclosure with any Governmental Entity, with respect to the Company in relation to any act, matter, or transaction that occurred on or before the Closing Date or that relates to any Pre-Closing Period, (iv) make or change any Tax election of the Company for a Pre-Closing Period, (v) file any Tax Return for any Pre-Closing Period for the Company in a jurisdiction where the Company has not previously filed Tax Returns , (vi) take any action or enter into any transaction with respect to the Company that would result in any increased Tax Liability of Seller or the Company with respect to any Pre-Closing Period, including, for the avoidance of doubt, any action or transaction that would result in an increased Tax liability under Sections 951 and 951A of the Code, or (vii) make any election under Section 338 of the Code with respect to the transactions contemplated by this Agreement.

(d)         Cooperation. Seller and Buyer shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of Tax Returns pursuant to this Section 7.3 and any proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim that relates to the Taxes of the Company (“Tax Proceeding”). Such cooperation shall include signing any Tax Returns, amended Tax Returns, claims or other documents necessary to settle any Tax Proceeding, execution of powers of attorney, the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to the preparation of any Tax Return and any such Tax Proceeding or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereby.

(e)         Tax Proceedings.

(i)          After the Closing, Buyer shall notify Seller in writing within ten (10) days of the receipt of any proposed assessment or the commencement of any Tax Proceeding for any Pre-Closing Period or Straddle Period. Such notice shall contain factual information describing any Tax Proceeding in reasonable detail and shall include copies of any notice or other document received from any Tax authority in respect of any such asserted Tax Proceeding. Thereafter, Buyer shall deliver to Seller, as promptly as possible copies of all relevant notices and documents and any attachments thereto (including court papers) received by Buyer in respect of such Tax Proceeding.

(ii)        In the case of any Tax Proceeding relating to any Pre-Closing Period, Seller shall have the right, but not the obligation, at Seller’s expense, to control the conduct of such Tax Proceeding; provided, that Buyer shall have the right, at Buyer’s expense, to participate in such Tax Proceeding, and Seller shall not settle such Tax Proceeding without the consent of Buyer, which such consent shall not be unreasonably withheld, delayed or conditioned.

(iii)       In the case of any Tax Proceeding relating to any Straddle Period, or to any Pre-Closing Period, unless Seller exercises its right to control such Tax Proceeding under Section 7.3(e)(ii), Buyer shall control, at Buyer’s expense, the conduct of such Tax Proceeding; provided, that Seller shall have the right, at Seller’s expense, to participate in such Tax Proceeding and Buyer shall not settle such Tax Proceeding without the consent of Seller, which such consent shall not be unreasonably withheld, conditioned or delayed.

(f)        Allocation of Purchase Price. For U.S. federal and applicable state income Tax purposes, Buyer and Seller agree that the purchase and sale of the Company Units shall be treated as a purchase by Buyer and sale by Seller of the assets of the Company and assumption by Buyer of the Liabilities of the Company, and further agree to allocate the Purchase Price consistently with an allocation schedule to be reasonably agreed by the Parties prior to Closing (the “Tax Allocation Schedule”). Buyer shall prepare IRS Form 8594 consistently with the Tax Allocation Schedule, and shall provide Seller with a copy of such IRS Form 8594 so that Seller may confirm consistency with the Tax Allocation Schedule, after which Buyer and Seller shall file all Tax Returns and reports consistently with such allocations. Buyer and Seller shall promptly inform one another of any challenge by any Governmental Authority to any allocation made pursuant to this Section 7.3(f) and agree to consult with and keep one another informed with respect to the state of, and any discussion, proposal or submission with respect to, such challenge.

(g)         Transfer Taxes. Any sales, use, real estate transfer, stock transfer, stamp, value added or similar transfer Tax (“Transfer Taxes”) payable in connection with the transactions contemplated by this Agreement shall be borne 50% by Seller and 50% by Buyer. Seller shall duly and timely prepare and file any Tax Return relating to such Taxes. Seller shall give Buyer a copy of each such Tax Return for their review and comments at least fifteen (15) Business Days prior to filing and shall give Buyer a copy of such Tax Return as filed, together with proof of payment of the Taxes shown thereon to be payable, within five (5) days after filing such Tax Return.

Section 7.4.        Antitrust Laws. To the extent required under applicable Law, the Parties shall (a) promptly take all actions necessary to make any filings required of them or any of their Affiliates under and in compliance with any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby, and (b) thereafter use reasonable best efforts to cooperate with one another in connection with any filing under applicable Antitrust Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by any Antitrust Authority.

Section 7.5.       Public Announcements. The press release announcing the consummation of the transaction contemplated by this Agreement shall be issued in a form mutually agreed by Seller and Buyer. Prior to the Closing, none of Buyer, Seller or the Company may, whether directly or indirectly, issue any press release or make any other announcement disclosing the existence of this Agreement or the matters contemplated hereby without the prior written consent of Buyer, in the case of Seller and the Company, or Seller, in the case of Buyer, except where such press release or other announcement is required by Law (including any Current Report on Form 8-K required to be filed by Seller in connection with the entry into this Agreement or the consummation of the transactions contemplated hereby), as reasonably determined by outside counsel to the Party seeking to make such announcement, in which event, such Party shall give advance notice of such determination to Buyer, in the case of Seller and the Company, or Seller, in the case of Buyer.

Section 7.6.         Employees; Employee Benefits.

(a)         During the period between the Effective Date and the Closing, Seller will reasonably cooperate with the Buyer in its efforts to identify Business Employees who will remain with the Business following the Closing, including permitting Buyer to have access to and interview Key Employees as well as an additional two (2) Business Employees selected by Buyer (but not other Business Employees) as requested by Buyer during a period of three (3) weeks, which will commence upon Buyer’s written request to Seller (such request to be made no later than three (3) weeks following the Effective Date). Buyer will seek prior review and approval from Seller’s Chief Human Resources Officer regarding the interview process, and Seller will endeavor to provide sufficient time and opportunity for Buyer to interview the employees identified by Buyer above. As promptly as practicable after completion of the above-referenced interviews of employees, Buyer shall designate in writing the Business Employees that Buyer desires to be transferred to the Company (each a “Transferred Employee,” and each other Business Employee, a “Remaining Employee”); provided, that the number of Remaining Employees shall not exceed 35% of the total Business Employees. Buyer shall identify any Remaining Employees (i) based on role elimination in the relevant geography; (ii) in compliance with applicable Laws; and (iii) not based on any protected or discriminatory grounds.

(b)       Notwithstanding Section 7.6(a) above, until the Closing, Seller shall make available to Buyer the Key Employees for the purpose of negotiating or entering into employment agreements or other retention arrangements with the Key Employees (any such agreements or arrangements to be effective upon Closing), it being understood and agreed that entry into any such agreements or arrangements shall not constitute a condition to the Closing.

(c)        Prior to the Closing, Seller shall (i) transfer all Transferred Employees to the Company or (ii) if required by applicable Law, cause the Company to offer employment to the Transferred Employees. Each such Transferred Employee who is so transferred or accepts the offer of employment, as applicable, is referred to herein as a “Continuing Employee.” Notwithstanding the foregoing, any Transferred Employees who are employed by the Payroll Provider shall remain so employed, and such engagement with the Payroll Provider will be assigned to the Company.

(d)         Buyer shall have the sole responsibility for “continuation coverage” benefits provided after the Closing Date for all Continuing Employees and “qualified beneficiaries” of such Continuing Employees for whom a “qualifying event” occurs before, on or after the Closing Date. The terms “continuation coverage,” “qualified beneficiaries” and “qualifying event” shall have the meanings ascribed to them under Section 4980B of the Code and Sections 601-608 of ERISA.

(e)        During the period commencing at the Closing and ending on the date which is twelve (12) months from the Closing (or if earlier, the date of the Continuing Employee’s termination of employment with the Company), Buyer shall and shall cause the Company to provide each Continuing Employee with: base salary or hourly wages and retirement and welfare benefits that are in the aggregate substantially similar to those provided by Seller or the Company to the Continuing Employees immediately prior to the Closing. Buyer shall also credit each Continuing Employee with accrued vacation or other paid time off, if any, as of the Closing Date.

(f)        With respect to any employee benefit plan maintained by Buyer or its Subsidiaries (collectively, “Buyer Benefit Plans”) in which any Continuing Employees will participate effective as of the Closing, Buyer shall, or shall cause the Company to, use commercially reasonable efforts to recognize all service of the Continuing Employees with the Company (inclusive of service of the Continuing Employees with Seller immediately prior to the Reorganization) as if such service were with Buyer, for vesting and eligibility purposes in any Buyer Benefit Plan in which such Continuing Employees may be eligible to participate after the Closing Date; provided, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Benefit Plan.

(g)      Buyer shall, or shall cause the Company, to use commercially reasonable efforts to (i) waive any pre-existing condition limitations otherwise applicable to Continuing Employees and their eligible dependents under any plan that provides health benefits in which Continuing Employees may be eligible to participate following the Closing to the extent such conditions are covered under the analogous Benefit Plan in which such Continuing Employees participated immediately prior to the Closing, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Continuing Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing during the portion of the calendar year prior to the Closing, and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Continuing Employee and his or her eligible dependents on or after the Closing, in each case to the extent such Continuing Employee or eligible dependent had satisfied any similar limitation or requirement under an analogous Benefit Plan prior to the Closing.

(h)       The provisions contained in this Section 7.6 are included for the sole benefit of the Parties and nothing in this Section 7.6, whether express or implied, shall (i) create any third-party beneficiary or other rights in any other Person, including any current or former employees, any participant in any Benefit Plan, or any dependent or beneficiary thereof, (ii) be construed as an amendment, waiver or creation of or limitation on the ability to terminate any Benefit Plans or benefit plans or agreements of Buyer or (iii) limit the ability of Buyer or the Company to terminate the employment of any Continuing Employee at any time.

Section 7.7.       Insurance. Effective at the Closing, the Company and the Business shall cease to be insured by any claims-based insurance policies or self-insurance programs of Seller or its Affiliates to the extent that the cessation of such coverage would be consistent with the terms of such policies and programs. In addition, with respect to any claims, acts, omissions, events, circumstances, occurrences or losses that occur prior to the Closing and of which Seller becomes aware (excluding constructive knowledge) prior to Closing for which coverage under such policies would be available, Seller shall use commercially reasonable efforts to file all claims for coverage thereunder in accordance with its standard risk management and claims procedures. For the avoidance of doubt, subject to its obligations pursuant to this Agreement, Seller shall retain all rights to control its insurance policies and self-insurance programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and self-insurance programs, and Seller shall retain any premiums or other retentions paid by the Business prior to the Closing Date in respect of any insurance coverage. For any claim that may be asserted by the Company or its Affiliates with respect to the Business after the Closing Date arising out of events, incidents, conduct or circumstances that occurred prior to the Closing (such claims, “Pre-Closing Claims”), the Company or its Affiliates may tender such Pre-Closing Claim to Seller for submission by Seller or one of its Affiliates to the applicable third-party insurer under any of the occurrence-based third-party insurance policies of Seller or its Affiliates issued prior to the Closing Date, in each case to the extent such insurance coverage exists at the time the Pre-Closing Claim is tendered to Seller and under which the Company, the Business, the Transferred Assets or the Transferred Liabilities were insured as of the date of the events, incidents, conduct or circumstances giving rise to such Pre-Closing Claim if permitted by the terms of such policy (such policies, the “Applicable Pre-Closing Policies,” and each such claim, a “Noticed Pre-Closing Claim”). Seller shall reasonably promptly thereafter tender, or cause one of its Affiliates to tender, such Pre-Closing Claim to the applicable third-party insurer for coverage; provided, that (a) neither Buyer, the Company nor their respective Affiliates shall have any recourse to Seller pursuant to this Section 7.7 for any uninsured or uncovered amounts for such Pre-Closing Claims (including any deductible or other amount for which Seller provides self-insurance); (b) Buyer or the Company shall be responsible for the satisfaction or payment of any and all associated self-retentions, deductibles, costs and expenses with respect to any Pre-Closing Claims and shall promptly reimburse Seller or its applicable Affiliates for its respective reasonable out-of-pocket costs and expenses incurred in connection with collecting insurance proceeds in respect of such claims or otherwise under this Section 7.7; (c) Buyer shall reasonably cooperate with Seller with respect to the tendering of any such claims including providing notices, information and backup materials as may be necessary in connection therewith; (d) the parties shall work in good faith and use commercially reasonable efforts to ensure compliance with all of the applicable terms of such policies so as to minimize the risk of loss of coverage thereunder; (e) Seller shall not be required to make any concessions to any insurance carrier in connection with any Pre- Closing Claim; and (f) Seller shall not be required to take any action that would violate any Applicable Pre-Closing Policy (and Seller makes no representation or warranty with respect to the ability to take any of the actions otherwise contemplated by this Section 7.7). Seller shall notify Buyer and the Company of all material coverage-related correspondence with the third-party insurer(s) in respect of any Pre-Closing Claims and, if any amounts are paid or to be paid by the third-party insurer in respect thereof, shall request that such third-party insurer make payment directly to the Company, or shall transfer such insurance net proceeds actually received by Seller or its applicable Affiliates to the Company no later than ten (10) days after receipt of such insurance proceeds. Buyer agrees that neither it nor Company shall have the right to request that Seller make any claim under any Applicable Pre-Closing Policy until Buyer has undertaken commercially reasonable efforts to first recover for such claims under all insurance policies of Buyer and its Buyer Affiliates with respect to such claims. Nothing in this Agreement is intended to waive or abrogate in any way Seller’s or its Affiliates’ own rights to insurance coverage for any Liability, whether relating to the Company or otherwise.

Section 7.8.        Director & Officer Liabilities. From and after the Closing Date until the sixth (6th) anniversary of the Closing Date, Buyer shall cause the Company to maintain in full the indemnification obligations set forth in the Company’s Governing Documents, as in effect immediately prior to the Closing (with such changes as may be required under applicable Law), with respect to all past managers and officers of the Company, as well as all managers and officers of the Company as of the Closing Date, in each case, for acts or omissions occurring on or prior to the Closing Date in their capacities as such, and to indemnify and hold harmless such Persons in accordance therewith. Buyer, Seller and any Person entitled to indemnification under this Section 7.8 shall cooperate in the defense of any litigation under this Section 7.8 and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

Section 7.9.        Insurance Policies. Seller shall cause the Company to obtain (a) a director and officer liability policy (“D&O Policy”), (b) a commercial general liability policy (“Commercial Liability Policy”), and (c) a cyber liability insurance policy (“Cyber Policy”), in each case to be effective from the Closing Date, from a reputable insurance provider and in form and substance reasonably satisfactory to Buyer. The premium for such policies shall be borne by Buyer. For the avoidance of doubt, if Buyer determines that no such policies are available on satisfactory terms, the foregoing covenant shall be deemed waived by Buyer.

Section 7.10.       Review of Financial Statements. If requested by Buyer within three (3) Business Days of the Effective Date, Seller shall engage MNP LLP to undertake a review of the Carve-out Financial Statements, the results of which will be provided to Buyer no later than one month prior to the Closing Date. Buyer acknowledges and agrees that the methodology of any such review may be different from, and is not intended to match, the methodology used to prepare the Carve-out Financial Statements, and such review is not intended to measure the accuracy of the Carve-out Financial Statements. Accordingly, Buyer shall not refer to the results of any such review to assert, and such results shall not constitute evidence of, a breach of any representation or warranty of Seller or the Company contained in this Agreement, including Section 5.6.

Section 7.11.      Lien Release Authorization(s). Seller shall provide to Buyer, no later than five (5) Business Days prior to the Closing Date, written authorization(s), duly executed by the applicable secured lender(s) of Seller or its Affiliates, to release and terminate, contingent upon the Closing, any and all Liens (other than Permitted Liens) on the Transferred Assets to the extent arising under any Indebtedness of Seller or its Affiliates (the “Lien Release Authorization(s)”).

Section 7.12.       Exclusivity. From the Effective Date until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Seller shall not, directly or indirectly, through any Affiliate, Representative or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any Person with respect to any (a) direct or indirect merger, equity purchase or consolidation of the Business, (b) acquisition or purchase, directly or indirectly, of all or substantially all of the assets of, or a majority of the equity interests in, the Business, or (c) similar transaction or business combination with respect to the Business (a “Competing Transaction”), nor participate in or continue any ongoing discussions or negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or facilitate any effort or attempt by any Person to effect, a Competing Transaction. Seller shall, and shall instruct all Persons acting on behalf of it to, immediately cease any existing activities, discussions and negotiations with any Persons with respect to any Competing Transaction. Notwithstanding the foregoing, the foregoing restrictions shall not apply with respect to an unsolicited Competing Transaction that the Board of Seller determines in good faith may be more favorable to the stockholders of Seller, taking into account all factors deemed by the Board of Seller to be relevant.

Section 7.13.       Wrong Pockets.

(a)       To the extent that, during the twelve (12) months following the Closing Date, Buyer or Seller discovers that any asset not intended to be transferred to Buyer pursuant to the transactions contemplated by this Agreement was transferred to Buyer (or held by the Company) at Closing (a “Held Asset”), Buyer shall, and shall cause its Affiliates to, (i) promptly assign and transfer all right, title and interest in such Held Asset to Seller or its designated assignee, and (ii) pending such transfer, hold in trust such Held Asset and provide to Seller or its designated assignee all of the benefits associated with the ownership of the Held Asset, and cause such Held Asset to be used or retained as reasonably instructed by Seller.

(b)         To the extent that, during the twelve (12) months following the Closing Date, Buyer or Seller discovers that any asset intended to be transferred to Buyer pursuant to the transactions contemplated by this Agreement was not transferred to Buyer (or held by the Company) at Closing (an “Omitted Asset”), Seller shall, and shall cause its Affiliates to, (i) promptly assign and transfer all right, title and interest in such Omitted Asset to Buyer or its designated assignee, and (ii) pending such transfer, hold in trust such Omitted Asset and provide to Buyer or its designated assignee all of the benefits associated with the ownership of the Omitted Asset, and cause such Omitted Asset to be used or retained as reasonably instructed by Buyer.

(c)         To the extent that, during the twelve (12) months following the Closing Date, (i) Buyer or any Affiliate of Buyer (including the Company) receives any payment that is for the account of Seller or any of its Affiliates (including any accounts receivable of the Business that arise prior to the Closing), Buyer shall promptly remit, or cause to be promptly remitted, such funds to Seller or its designated assignee or (ii) Seller or any Affiliate of Seller receives any payment that is for the account of Buyer or any Affiliate of Buyer (including the Company) (including any accounts receivable of the Business that arise after the Closing), Seller shall promptly remit, or cause to be promptly remitted, such funds to Buyer or its designated assignee.

Section 7.14.       Further Assurances.

(a)         Upon the terms and subject to the conditions set forth in this Agreement, the Parties agree to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement and to obtain satisfaction or waiver of the conditions precedent to the consummation of the transactions contemplated hereby; provided, that in no event shall any Party be obligated to make any payments, or incur any fees or expenses, in order to obtain any consent, approval, authorization, waiver or clearance in connection with the transactions contemplated hereby.

(b)        Following the Closing, as and when requested by any Party and at such requesting Party’s expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement.

Section 7.15.        Restrictive Covenants.

(a)        For the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Restricted Period”), Seller will not, and will cause its controlled Affiliates not to, directly or indirectly, (i) engage or participate in any manner, or assist another Person in engaging or participating in any manner, in the Business or (ii) have an interest in any Person that engages in the Business in any capacity (including as a partner, shareholder, director, member, manager, employee, principal, agent, trustee, or consultant), in each case anywhere in the world.

(b)        During the Restricted Period, Seller will not, and will cause its controlled Affiliates not to, directly or indirectly, (i) solicit the business of any Person who is a customer of Buyer or its Affiliates with respect to the Business (it being understood and agreed that solicitations with respect to business lines of Seller or its Affiliates unrelated to the Business shall not be prohibited hereunder); (ii) cause, induce, or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant, or other business relation of the Business to terminate or modify such relationship with the Business; or (ii) hire, retain, or attempt to hire or retain any employee or independent contractor (except where such hiring would not be for any purpose that is competitive with the Business and would not reasonably be expected to preclude such independent contractor from providing services for the Company) of the Business (including any former employee of the Business if such Person was an employee or independent contractor of the Business within the 15-month period prior to such hiring, retention, or attempt to hire or retain).

(c)      Notwithstanding the foregoing, each of Seller and its controlled Affiliates may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if (i) Seller or such controlled Affiliate is not a controlling Person of, or a member of a group which controls, such Person and (ii) Seller or such controlled Affiliate does not, directly or indirectly, own three percent (3%) or more of any class of securities of such Person.

(d)        If Seller is found by a court of competent jurisdiction to have violated any provisions or covenants of this Section 7.15, the duration of the restrictions in this Section 7.15 will be extended for a period of time equal to that period beginning when such violation commenced and ending upon such judicial finding.

(e)         If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 7.15 is invalid or unenforceable, then the Parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 7.15 will be enforceable as so modified for the remaining duration of the Restricted Period. Seller acknowledges that this Section 7.15 is reasonable and necessary to protect and preserve Buyer’s and its Affiliates’ legitimate business interests. Seller also acknowledges that the Business and the business engaged in by Buyer and its Affiliates have a worldwide geographic scope.

(f)         The Parties agree that the remedy of damages at law for the breach of any of the covenants contained in this Section 7.15 may be insufficient and that Seller will not challenge the enforceability or reasonableness of the covenants set forth in this Section 7.15. In recognition of the irreparable harm that a violation by Seller of any of the covenants, agreements or obligations arising under this Section 7.15 would cause Buyer or its Affiliates, Seller agrees that in addition to any other remedies or relief afforded by law, an injunction against an actual or threatened violation or violations may be issued against Seller without posting a bond or other security. In the event of an action to enforce the covenants in this Section 7.15, the successful Party will be entitled to be reimbursed for attorney’s fees incurred by such Party with respect to such action.

ARTICLE VIII
CLOSING CONDITIONS

Section 8.1.          Conditions to the Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following condition:

(a)         no Governmental Entity shall have issued any Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or prohibited, or otherwise restrains or enjoins the consummation of the transactions contemplated by this Agreement.

Section 8.2.         Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction, or waiver by Buyer, of the following conditions:

(a)         Representations and Warranties. (i) The Fundamental Representations of Seller and the Company (without giving effect to any materiality or Material Adverse Effect qualifier) shall be true and correct in all material respects as of the Effective Date and as of Closing as though made on and as of the Closing (except for such Fundamental Representations that address matters as of a specified date, which Fundamental Representations shall be true and correct in all material respects as of such specified date), and (ii) all other representations and warranties of Seller and the Company contained in Article V (without giving effect to any materiality or Material Adverse Effect qualifier) shall be true and correct as of the Effective Date and as of Closing as though made on and as of the Closing (except for such other representations and warranties that address matters as of a specified date, which other representations and warranties shall be true and correct as of such specified date), in the case of clause (ii) except where the failure of such other representations and warranties to be true and correct would not have a Material Adverse Effect.

(b)        Agreements and Covenants. Seller and the Company shall have performed and complied in all material respects with each of their respective covenants, obligations and agreements contained in this Agreement, in each case to the extent required to be performed and complied with by them on or prior to the Closing Date. Without limiting the generality of the foregoing, the Reorganization shall have been consummated in all material respects in accordance with the Reorganization Agreement. Notwithstanding any provision of this Agreement to the contrary, performance of the Services Agreement in all material respects shall not constitute a condition to the Closing except to the extent the services set forth therein are specifically identified as conditions to the Closing in this Agreement (it being understood and agreed that any such conditions shall be deemed waived by Buyer to the extent Buyer does not prepay the corresponding Special Expenses as required under the Services Agreement).

(c)        Seller Deliverables. Buyer shall have received the deliverables required to be delivered by Seller and the Company, as applicable, at the Closing pursuant to Section 4.3.

Section 8.3.        Conditions to the Obligations of Seller and the Company. The obligations of Seller and the Company to consummate the transactions contemplated by this Agreement are subject to the satisfaction, or waiver by Seller, of the following conditions:

(a)        Representations and Warranties. (i) The Fundamental Representations of Buyer (without giving effect to any materiality or Material Adverse Effect qualifier) shall be true and correct in all material respects as of the Effective Date and as of Closing as though made on and as of the Closing (except for such Fundamental Representations that address matters as of a specified date, which Fundamental Representations shall be true and correct in all material respects as of such specified date), and (ii) all other representations and warranties of Buyer contained in Article VI (without giving effect to any materiality or Material Adverse Effect qualifier) shall be true and correct as of the Effective Date and as of Closing as though made on and as of the Closing (except for such other representations and warranties that address matters as of a specified date, which other representations and warranties shall be true and correct as of such specified date), in the case of clause (ii) except where the failure of such other representations and warranties to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby.

(b)         Agreements and Covenants. Buyer shall have performed and complied in all material respects with its covenants, obligations and agreements contained in this Agreement, in each case to the extent required to be performed and complied with by it on or prior to the Closing Date.

(c)         Buyer Deliverables. Seller shall have received the deliverables required to be delivered by Buyer at the Closing pursuant to Section 4.2.

Section 8.4.         Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its best efforts to cause the Closing to occur.

ARTICLE IX
TERMINATION

Section 9.1.         Termination. This Agreement may be terminated at any time on or prior to the Closing Date:

(a)          upon the mutual written consent of Buyer and Seller;

(b)         by Buyer or Seller upon written notice to the other Party if (i) there is any Law that makes consummation of the transactions contemplated by this Agreement illegal or prohibited or (ii) any Governmental Entity has issued a final and non-appealable Order restraining or enjoining the transactions contemplated by this Agreement;

(c)         by Buyer or Seller upon written notice to the other Party if the Closing has not taken place on or before the date that is four (4) months following the Effective Date (the “Outside Date”); provided, that (i) the right to terminate this Agreement under this Section 9.1(c) shall not be available to any Party whose failure to fulfill any of its obligations under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Date, and (ii) each of Buyer and Seller shall be entitled, on a one-time basis and upon written notice to the other Party, to extend the Outside Date for up to thirty (30) days;

(d)         by Buyer upon written notice to Seller if there has been a breach of any (i) representation or warranty of Seller or the Company hereunder that would result in a failure of the condition set forth in Section 8.2(a) or (ii) covenant of Seller or the Company hereunder that would result in a failure of the condition set forth in Section 8.2(b); provided, that such breach has not been remedied within thirty (30) days after receipt by Seller of a notice in writing from Buyer specifying such breach in reasonable detail and requesting that it be remedied;

(e)         by Seller upon written notice to Buyer if there has been a breach of any (i) representation or warranty of Buyer hereunder that would result in a failure of the condition set forth in Section 8.3(a) or (ii) covenant of Buyer hereunder that would result in a failure of the condition set forth in Section 8.3(b); provided, that such breach has not been remedied within thirty (30) days after receipt by Buyer of a notice in writing from Seller specifying such breach in reasonable detail and requesting that it be remedied; or

(f)       by Seller upon written notice to Buyer in connection with Seller’s pursuit of a Competing Transaction if Seller’s Board determines in good faith, and based on the advice of legal counsel, that the failure to so terminate would reasonably be expected to be inconsistent with the fiduciary duties of Seller’s Board under applicable Law.

Section 9.2.         Effect of Termination; Return of Confidential Information

(a)         In the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall terminate and become void and of no effect with no Liability on the part of any Party or its Representatives, other than Liability for actions constituting Fraud; provided, that the obligations set forth in Section 7.5 (Public Announcements), this Section 9.2 (Effect of Termination), Article X (Remedies) and Article XI (Miscellaneous) shall survive any such termination of this Agreement.

(b)         If this Agreement is terminated by Buyer for any reason pursuant to Section 9.1, other than pursuant to Section 9.1(c) (Outside Date) or in connection with the Fraud of Seller or the Company, then as a condition to the effectiveness of such termination, Buyer shall pay Seller the Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Seller. If this Agreement is terminated by Seller pursuant to Section 9.1(f), then as a condition to the effectiveness of such termination, Seller shall pay Buyer the Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer. If this Agreement is terminated by Seller for any reason pursuant to Section 9.1, other than pursuant to Section 9.1(c) (Outside Date) or in connection with the Fraud of Buyer, and Seller enters into a definitive agreement with respect to a Competing Transaction within three (3) months after such termination, then Seller shall pay Buyer the Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer upon the closing of such Competing Transaction. The Parties acknowledge and agree that this Section 9.2(b) is an integral part of this Agreement and is binding and enforceable against Buyer or Seller, as applicable, and further that the Termination Fee is not a penalty, but rather a reasonable amount that will compensate Seller or Buyer, as applicable, in the circumstances in which the Termination Fee is payable, for the efforts and resources expended and opportunities foregone by Seller or Buyer, as applicable, in negotiating this Agreement and pursuing the consummation of the transactions contemplated hereby.

(c)        If this Agreement is terminated for any reason pursuant to Section 9.1, then (i) Buyer shall pay Seller the amount, if any, by which the Special Expenses incurred by Seller as of the date of such termination (to the extent incurred in material compliance with the Services Agreement, but excluding amounts that are in dispute under the Services Agreement) exceed the Prepaid Special Expenses as of the date of such termination, or (ii) Seller shall pay Buyer the amount, if any, by which the Prepaid Special Expenses as of the date of such termination exceed the Special Expenses incurred by Seller (to the extent incurred in material compliance with the Services Agreement, but excluding amounts that are in dispute under the Services Agreement) as of the date of such termination. Any amount payable pursuant to this Section 9.2(c) shall be paid within five (5) Business Days of the date of termination by wire transfer of immediately available funds to an account or accounts designated in writing by the recipient Party.

(d)         Upon the effectiveness of any termination of this Agreement pursuant to Section 9.1, (i) Buyer shall, and shall cause each of its Affiliates and their respective Representatives to, return to Seller or destroy all documents and other materials received from Seller, the Company, their Affiliates or their respective Representatives relating to the transactions contemplated by this Agreement, whether obtained before or after the Effective Date; and (ii) all confidential or proprietary information received by any of Buyer, its Affiliates or its or their Representatives with respect to Seller, the Company or their Affiliates will be treated in accordance with the Confidentiality Agreement.

ARTICLE X
REMEDIES

Section 10.1.       Survival. The representations and warranties contained in this Agreement will survive the Closing for a period of eighteen (18) months after the Closing Date; provided, that (a) the Fundamental Representations will survive the Closing for a period of seven (7) years following the Closing Date, and (b) the representations and warranties under Section 5.15 (Tax Matters) will survive the Closing until ninety (90) days following the expiration of the applicable statute of limitations. The covenants and agreements contained in this Agreement that contemplate performance prior to the Closing will terminate on the Closing Date. The covenants and agreements contained in this Agreement that contemplate performance following the Closing will survive the Closing until the expiration of such covenant or agreement in accordance with its terms. The indemnification obligations pursuant to Section 10.3(f) will survive the Closing for a period of thirty (30) months thereafter. Any claim for indemnification brought by an Indemnified Party after the expiration of the applicable survival period will be void and invalid, and no Indemnifying Party shall have any Liability with respect thereto; provided, that any claim pending on the expiration of the survival period applicable to such claim for which a Claim Notice has been given in accordance with Section 10.5(a) or Section 10.5(b), as applicable, on or before such date shall survive until such claim has been finally resolved.

Section 10.2.      Indemnification by Buyer. Subject to the provisions of this Article X, from and after the Closing, Buyer shall indemnify and hold harmless Seller and its successors and permitted assigns, and each of their respective officers, employees, directors, managers, members, partners, stockholders, heirs and personal representatives (collectively, the “Seller Indemnitees”), from and against any and all out-of-pocket losses, liabilities, damages, penalties, fines, judgments, awards, settlements, costs, fees, expenses (including reasonable attorneys’ fees) and disbursements (collectively, “Losses”; provided, that “Losses” shall not include punitive damages, except to the extent payable to a third party in a claim for which indemnification is permitted hereunder) actually sustained by any of the Seller Indemnitees following the Closing as a result of:

(a)         any breach of Buyer’s representations and warranties under Article VI (other than a breach of the Fundamental Representations of Buyer);

(b)         any breach of the Fundamental Representations of Buyer; and

(c)         any breach of the covenants or agreements of Buyer or, following the Closing, Buyer or the Company, in either case contained in this Agreement.

Section 10.3.      Indemnification by Seller. Subject to the provisions of this Article X, from and after the Closing, Seller shall indemnify and hold harmless Buyer and its successors and permitted assigns, and each of their respective officers, employees, directors, managers, members, partners, stockholders, heirs and personal representatives (collectively, the “Buyer Indemnitees”), from and against any and all Losses actually sustained by any of Buyer Indemnitees following the Closing as a result of

(a)       any breach of the representations and warranties of Seller and the Company under Article V (other than a breach of the Fundamental Representations of Seller or the Company);

(b)         any breach of the Fundamental Representations of Seller or the Company;

(c)         any breach of the covenants or agreements of Seller or, prior to the Closing, Seller or the Company, in either case contained in this Agreement;

(d)         any Taxes of the Company for any Pre-Closing Period, and any Taxes of Seller;

(e)         any Excluded Liabilities; and

(f)          the items set forth on Section 10.3(f) of the Disclosure Schedule.

Section 10.4.       Limitations. Notwithstanding anything to the contrary contained in this Agreement, or any right or remedy available under any applicable Law, the rights of the Indemnified Parties hereunder, and the obligations of the Indemnifying Parties hereunder, are limited as follows:

(a)         Neither Seller nor Buyer shall be liable, and the Buyer Indemnitees or Seller Indemnitees, respectively, will not have any right to indemnification, for any Loss under Section 10.3(a) or Section 10.2(a), respectively, until the aggregate amount of all such Losses exceeds $250,000 (the “Deductible”), in which case the Seller or the Buyer, respectively, shall only be required to indemnify for such Losses in excess of the Deductible. Neither Seller nor Buyer shall be liable, and the Buyer Indemnitees or Seller Indemnitees, respectively, will not have any right to indemnification, for any Loss under Section 10.3(a) or Section 10.2(a), respectively, to the extent the aggregate amount of all such Losses exceeds $2,000,000 (the “Cap”). For avoidance of doubt, neither the Basket nor the Cap will apply to Losses under Section 10.3(b) through Section 10.3(f) or Section 10.2(b) through Section 10.2(c) or claims based on Fraud, and in such instances the Buyer Indemnitees or Seller Indemnitees, as applicable, will be entitled to recover their full Losses from the first dollar without giving effect to the Basket or the Cap (but subject to the other terms and conditions set forth in this Agreement).

(b)        Seller shall not be liable, and the Buyer Indemnitees will not have any right to indemnification, for any Loss under Section 10.3(f) to the extent the aggregate amount of all such Losses exceeds $4,000,000 (the “Special Cap”). For avoidance of doubt, the Special Cap will not apply to Losses under Section 10.3(a) through Section 10.3(e) or claims based on Fraud, and in such instances the Buyer Indemnitees will be entitled to recover their full Losses without giving effect to the Special Cap (but subject to the other terms and conditions set forth in this Agreement).

(c)       Except in the event of Fraud, neither Seller nor Buyer shall be liable, and the Buyer Indemnitees or Seller Indemnitees, respectively, will not have any right to indemnification, for any Loss under Section 10.3 or Section 10.2, respectively, to the extent the aggregate amount of all such Losses exceeds the Initial Purchase Price (the “Overall Cap”).

(d)        Seller will not have any Liability, and the Buyer Indemnitees will not have any right to indemnification, for any Loss to the extent such Loss has been included in the Closing Statement and resulted in an actual adjustment to the Purchase Price, as finally determined pursuant to Section 2.3, it being understood and agreed that the Buyer Indemnitees shall not be entitled to be compensated more than once for the same Loss.

(e)         For purposes of calculating the amount of Losses that are the subject matter of a claim for indemnification pursuant to Section 10.3(a) or Section 10.2(a), the applicable representations and warranties shall be deemed to have been made without giving effect to any materiality or Material Adverse Effect qualifier.

Section 10.5.       Procedures .

(a)       Direct Claims. As promptly as practicable after becoming aware of any claim not involving a Third-Party Claim that an Indemnified Party in good faith believes may result in a Loss under this Article X, but in no event more than thirty (30) days after first becoming aware of such claim, the Indemnified Party shall notify the Indemnifying Party in writing of such claim (a “Claim Notice”), including the facts alleged to constitute the basis for such claim, the amount or the estimated amount of Losses sought thereunder to the extent then ascertainable, and any other material details pertaining thereto; provided, that the failure to timely give such notice shall not affect the rights of an Indemnified Party hereunder unless such failure has materially prejudiced the defenses or other rights available to the Indemnifying Party with respect to such claim. The Indemnifying Party and the Indemnified Party shall use commercially reasonable efforts to settle any disputes relating to the matters identified in the Claim Notice within thirty (30) days after the date the Claim Notice is delivered.

(b)          Third-Party Claims.

(i)         If any claim or demand for which an Indemnifying Party may have Liability to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party (a “Third-Party Claim”), such Indemnified Party shall deliver a Claim Notice to the Indemnifying Party in accordance with Section 10.5(a); provided, that the failure to timely give a Claim Notice shall not affect the rights of an Indemnified Party hereunder unless such failure has materially prejudiced the defenses or other rights available to the Indemnifying Party with respect to such Third-Party Claim.

(ii)        The Indemnifying Party shall have the right, exercisable by written notice to the Indemnified Party within thirty (30) days of receipt of a Claim Notice, to assume and conduct the defense of such Third-Party Claim with counsel selected by the Indemnifying Party. If the Indemnifying Party has assumed such defense, the Indemnifying Party will not be liable for any legal expenses subsequently incurred by any Indemnified Party in connection with the defense of such Third-Party Claim; provided that (i) counsel for the Indemnifying Party who shall conduct the defense of such Third-Party Claim shall be reasonably satisfactory to the Indemnified Party (which shall include the Seller Law Firm), and the Indemnified Party may participate (but not control) in such defense at such Indemnified Party’s expense, (ii) the Indemnified Party shall be entitled to control the defense at the expense of the Indemnifying Party (to the extent that such expenses are reasonable) if the Indemnifying Party does not promptly, and without reservation or other material conflict, assume the defense of such Third-Party Claim following the Third-Party Claim Notice, and (iii) the Indemnifying Party shall have no right to assume the defense of any Third-Party Claim (and the Indemnified Party shall be entitled to control the defense at the expense of the Indemnifying Party (to the extent that such expenses are reasonable)) if (A) the Third-Party Claim seeks an injunction or other equitable relief as its principal remedy, or involves a criminal investigation, (B) the aggregate amount of Losses arising out of such Third-Party Claim is reasonably likely to exceed the maximum remaining indemnification liability of the Indemnifying Party under this Article X, or (C) the Indemnifying Party fails to conduct the defense of the Third-Party Claim actively and diligently. If the Indemnifying Party does not assume the defense of any Third-Party Claim, the Indemnified Party may continue to defend such Third-Party Claim at the sole cost of the Indemnifying Party (subject to the limitations set forth in this Article X), and the Indemnifying Party may still participate in, but not control, the defense of such Third-Party Claim at the Indemnifying Party’s sole cost and expense.

(iii)       The Indemnified Party will not consent to a settlement of, or the entry of any Order arising from, any such Third-Party Claim without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed). Except with the prior written consent of the Indemnified Party (such consent not to be unreasonably withheld, conditioned or delayed), no Indemnifying Party, in the defense of any such claim, will consent to the entry of any Order or enter into any settlement that (A) provides for injunctive or other nonmonetary relief affecting the Indemnified Party or (B) does not include as an unconditional term thereof the giving by each claimant or plaintiff to such Indemnified Party of a release from all Liability with respect to such Third-Party Claim. In any such Third-Party Claim, the Party responsible for the defense of such claim shall, to the extent reasonably requested by the other Party, keep such other Party informed as to the status of such Third-Party Claim, including all settlement negotiations and offers.

(iv)       The Party controlling the defense of any Third-Party Claim shall promptly notify the other Party of each settlement offer with respect to the Third-Party Claim. Such other Party shall promptly notify the Party controlling the defense whether or not such other Party is willing to accept the proposed settlement offer. If the Indemnifying Party is the Party controlling the defense of any Third-Party Claim and is willing to accept any proposed settlement offer but the Indemnified Party refuses to accept such settlement offer, then if (A) such settlement offer requires only the payment of money damages and provides a complete release of all Indemnified Parties that are a party to such Third-Party Claim with respect to the subject matter thereof, (B) the Indemnifying Party agrees in writing that the entire amount of such proposed settlement constitutes Losses that are recoverable from the Indemnifying Party, subject to the other provisions of this Article X, and (C) the entire amount of such proposed settlement will not exceed the maximum remaining indemnification liability of the Indemnifying Party under this Article X, then the amount payable to the Indemnified Parties with respect to such Third-Party Claim will be limited to the amount of such settlement offer subject to the limitations contained in this Article X. The Indemnifying Party may nevertheless propose in writing a good faith, reasonable settlement offer that requires only the payment of money damages and provides a complete release of all Indemnified Parties who are parties to such Third-Party Claim with respect to the subject matter thereof; provided, that (I) the Indemnifying Party agrees in writing that the entire amount of such proposed settlement constitutes Losses that are recoverable from the Indemnifying Party, subject to the other provisions of this this Article X, and (II) the entire amount of any such proposed settlement offer will not exceed the maximum remaining indemnification liability of the Indemnifying Party under this Article X. If the claimant in the Third-Party Claim consents to such proposed settlement offer, or any Order is entered to such effect, any amount payable to the Indemnified Parties with respect to such Third-Party Claim will be limited to the amount of such proposed settlement offer.

(c)         Cooperation. For all purposes of this Article X, Buyer and Seller, as applicable, shall cooperate with and make available to the other Party and its respective Representatives all information, records and data, and shall permit reasonable access to its facilities and personnel, as may be reasonably required in connection with the resolution of such disputes, subject to Section 7.2. The Parties shall use reasonable best efforts to avoid production of confidential information (consistent with applicable Law) and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any applicable attorney-client or work product privileges. Without limiting the foregoing, with respect to a Third-Party Claim for which Seller is the Party responsible for the defense thereof, Buyer shall use all reasonable efforts to make available to Seller and its Representatives all books and records of Buyer and the Company relating to such Third-Party Claim, subject to Section 7.2, and shall cooperate with Seller in the defense of the Third-Party Claim.

Section 10.6.      Subrogation. Upon making any indemnity payment pursuant to Section 10.2 or Section 10.3, as applicable, in respect of any Third-Party Claim, the Indemnifying Party shall be subrogated to all rights of the Indemnified Parties, as applicable, against any third party in respect of the Losses to which the payment related. The Parties will execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation rights.

Section 10.7.     Calculation of Losses. Notwithstanding anything to the contrary in this Agreement, the amount of any Losses incurred or suffered by any Indemnified Party shall be calculated after giving effect to (a) any insurance proceeds received by the Indemnified Party (or any of its Affiliates) with respect to such Losses; (b) any recoveries obtained by the Indemnified Party (or any of its Affiliates) from any third party (it being agreed that each Indemnified Party shall use commercially reasonable efforts to obtain such proceeds, benefits and recoveries, including seeking full recovery under all insurance policies issued by non-Affiliated third parties covering any Loss to the same extent as it would if such Loss were not subject to indemnification hereunder); provided, that in no event shall the Indemnified Party have any obligation to initiate Legal Proceedings against any insurance provider or other third party to obtain any such proceeds or recovery. If any such proceeds or recoveries are received by an Indemnified Party (or any of its Affiliates) with respect to any Losses after the Indemnifying Party has made a payment to the Indemnified Party with respect thereto, the Indemnified Party (or such Affiliate) shall promptly pay to the Indemnifying Party the amount of such proceeds or recoveries (up to the amount of the Indemnifying Party’s payment).

Section 10.8.       Adjustment to Purchase Price. All indemnification payments made pursuant to this Article X will be treated as an adjustment to the Purchase Price, unless otherwise required by applicable Law.

Section 10.9.       Exclusive Remedy. From and after the Closing, except in the case of Fraud, the sole and exclusive remedies of the Parties for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement or the transactions contemplated hereby are the indemnification obligations of the Parties set forth in this Article X. The provisions of this Section 10.9 will not, however, prevent or limit a cause of action (a) under Section 7.15 or Section 11.14 to obtain an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, or (b) under Section 2.3(c) to enforce any decision or determination of the Independent Expert. To the extent that any Party has any Losses for which it may assert any right to indemnification, contribution or recovery in connection with this Agreement (whether under this Agreement or under any common law or any statute or otherwise), other than pursuant to this Article X, (i) Seller hereby waives, releases and agrees not to assert such right, and (ii) Buyer hereby waives, releases and agrees not to assert such right, in each case, regardless of the theory upon which any claim may be based, whether contract, equity, tort, fraud, negligent or intentional misrepresentation, warranty, strict liability or any other theory of liability, other than a claim against a Party for Fraud by such Party. Notwithstanding the foregoing or any provision of this Agreement to the contrary, no provision of this Agreement shall relieve any Party from Liability for Fraud.

ARTICLE XI
MISCELLANEOUS

Section 11.1.      Fees and Expenses. Unless otherwise specifically provided pursuant to this Agreement (including with respect to the Special Expenses), all expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. Without limiting the generality of the foregoing, Seller (and not the Company) shall pay all Seller Transaction Expenses incurred on behalf of Seller or the Company when due.

Section 11.2.       Entire Agreement; Amendment; Assignment.

(a)         This Agreement, the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

(b)         This Agreement may not be amended, supplemented, or otherwise modified except by an instrument in writing executed by the Parties. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.

(c)         No Party may assign this Agreement or any of its rights, interests or obligations hereunder, by operation of Law (including by merger or consolidation) or otherwise, without the prior written consent of the other Parties; provided, that Buyer may assign this Agreement to an Affiliate with prior written consent of Seller, not to be unreasonably withheld, conditioned or delayed. Any assignment in violation of the preceding sentence shall be void.

Section 11.3.      Waiver. Any agreement on the part of any Party to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless it is in a writing signed by the other Party, (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 11.4.       Notices. All notices, requests, instructions or other documents to be given under this Agreement shall be in writing and shall be deemed effectively given (a) if delivered by the recipient personally, effective when delivered, or (b) if sent by electronic transmission, when confirmation of transmission is received by the sender; provided, that if receipt is acknowledged after normal business hours of the recipient, notice shall be deemed to have been given on the next Business Day, (c) if delivered by express delivery service, effective when delivery has been signed for or otherwise acknowledged by standard process, or (d) if mailed by registered or certified mail (return receipt requested), effective three (3) Business Days after mailing, to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

if to Buyer:
MHG Co., Ltd.
F41-ho, 12 Gangnam-daero 156-gil
Gangnam-gu, Seoul 06035
Email:
Attn: Rudy Jang

with copies to (which shall not constitute notice to Buyer):

Fredrikson & Byron, P.A.
60 South Sixth Street, Suite 1500
Minneapolis, MN 55402
Email:
Attn: Soobin Kim

and

Bae, Kim & Lee LLC
Tower B, Centropolis
26 Ujeongguk-ro, Jongno-gu
Seoul 03161, Republic of Korea
Email:
Attn: Ohryung Lee; Daniel J. Park

if to Seller or the Company prior to the Closing:

Venus Concept Inc.
235 Yorkland Blvd.
Suite 900
Toronto, Ontario M2J 4Y8
Email:
Attn: Rajiv De Silva, Chief Executive Officer
Email:
Attn: Michael Mandarello, General Counsel

with a copy to (which shall not constitute notice to Seller or the Company prior to the Closing):

Dorsey & Whitney LLP
66 Wellington Street West
Suite 3400
Toronto, Ontario M5K 1E6
Email:
Attention: Richard Raymer
Email:
Attention: Josh Pleitz

or to such other address as the Person to whom notice is given may have previously furnished to the other in writing in the manner set forth above. Notice given by a Party’s counsel to the other Party shall be considered notice given by the Party represented by such Party’s counsel.

Section 11.5.       Governing Law; Waiver of Jury Trial; Jurisdiction.

(a)        The Parties agree that this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, excluding any rule or principle that might refer the governance or the construction of this Agreement to the Laws of another jurisdiction. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY HERETO UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY HERETO MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HERETO HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5.

(b)      EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR ANY FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF DELAWARE, SOLELY IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND OF THE OTHER DOCUMENTS REFERRED TO IN THIS AGREEMENT (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH THEREIN), AND HEREBY WAIVES, AND AGREES NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR THE INTERPRETATION OR ENFORCEMENT HEREOF OR OF ANY SUCH DOCUMENT, (A) THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS, (B) THAT THE VENUE THEREOF MAY NOT BE APPROPRIATE OR (C) THAT THE INTERNAL LAWS OF THE STATE OF DELAWARE DO NOT GOVERN THE VALIDITY, INTERPRETATION OR EFFECT OF THIS AGREEMENT, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL DISPUTES WITH RESPECT TO SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH A STATE OR FEDERAL COURT (EXCEPT AS OTHERWISE EXPRESSLY SET FORTH THEREIN IN THE CASE OF THE OTHER DOCUMENTS REFERRED TO IN THIS AGREEMENT). EACH PARTY HERETO HEREBY CONSENTS TO AND GRANTS ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF ANY SUCH DISPUTE AND AGREES THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 11.4, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

Section 11.6.      Divisions and Headings. The division of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

Section 11.7.       Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement, other than the third party rights under Section 7.8, Section 10.2, Section 10.3 and Section 11.13.

Section 11.8.      Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 11.9.      Counterparts; Electronic Transmission. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by electronic means (including .pdf or DocuSign) shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement for all purposes. Signatures of the Parties transmitted by electronic means (including .pdf or DocuSign) shall be deemed to be their original signatures for any purposes whatsoever.

Section 11.10.     Interpretation.

(a)         The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. As used in this Agreement, (i) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” shall be deemed to have the inclusive meaning identified with the phrase “and/or,” and (iii) the words “made available” means, with respect to a given Contract or other document or instrument, that such Contract, document or instrument was uploaded to and accessible in the virtual data room maintained by or on behalf of the Company in connection with the transactions contemplated by this Agreement at least two (2) Business Days prior to the Effective Date. All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. All pronouns contained in this Agreement encompass the masculine as well as to the feminine and neuter genders of such terms. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law, as from time to time, amended, qualified or supplemented, including (in the case of Contracts and instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. The reference to “$” or “Dollars” shall be United States Dollars.

(b)         The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement. The language used in this Agreement and the other agreements contemplated hereby shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(c)        The Disclosure Schedule shall be construed with and as an integral part of this Agreement, to the same extent as if it were set forth verbatim herein. Information set forth in the Disclosure Schedule specifically refers to the article and section of this Agreement to which such information is responsive; provided, that disclosure of an item in the Disclosure Schedule in response to one section of this Agreement shall constitute disclosure and response in the Disclosure Schedule to every section of this Agreement to which its application is reasonably apparent from a reading of the disclosure, notwithstanding the fact that no express cross-reference is made. For all purposes of this Agreement, the Disclosure Schedule shall be deemed to include all information contained in any such supplement or amendment thereto. The Disclosure Schedule is not intended to constitute, and shall not be construed as constituting, any representation or warranty or covenant of Seller or the Company, except as and to the extent expressly provided in this Agreement. Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. Inclusion of a matter in the Disclosure Schedule shall expressly not be deemed to constitute an admission by Seller or the Company, or otherwise imply, that any such matter is material or creates a measure for materiality for purposes of this Agreement or of any obligation or Liability to any third party.

Section 11.11.     Time of Essence. The Parties hereby expressly acknowledge and agree that time is of the essence for each and every provision of this Agreement.

Section 11.12.     Confidentiality.

(a)       The Parties shall treat all nonpublic information provided or obtained in connection with this Agreement (including in connection with the access provisions of Section 7.2 hereof) and the transactions contemplated hereby as confidential in accordance with the terms of the Confidentiality Agreement. The terms of the Confidentiality Agreement are hereby incorporated by reference and shall continue in full force and effect until the Closing, at which time such Confidentiality Agreement shall terminate. In the event of a conflict or inconsistency between the terms of this Agreement and the Confidentiality Agreement, the terms of this Agreement will govern. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect.

(b)         After the Closing:

(i)         Buyer and its Affiliates shall not disclose or use, directly or indirectly, any information, whether disclosed through documents, work papers or other materials, orally, or electronically, that is of a confidential or proprietary nature related to Seller or its Affiliates and shall maintain the confidentiality of all such information; provided, that Buyer may disclose any such information (A) that is or becomes generally available to the public other than as a result of disclosure by Buyer or its Affiliates, (B) that is or becomes available to Buyer on a non-confidential basis from a source that is not bound by a confidentiality obligation to Seller or the Company, or (C) with the prior written approval of Seller; provided further, that, to the extent that Buyer or its Affiliates may become legally compelled to disclose any such information by any Governmental Entity or if Buyer or its Affiliates receives written advice of outside counsel that disclosure is required in order to avoid violating any Laws, Buyer or its Affiliates may disclose such information, but only after, if applicable or relevant, they have used all commercially reasonable efforts to afford Seller, at their sole cost and expense, the opportunity to obtain an appropriate protective Order, or other satisfactory assurance of confidential treatment, for the information required to be disclosed; and provided further, that Buyer may disclose only that portion of such information as is necessary to comply with applicable Law or regulation, or to enforce its obligations under this Agreement. Notwithstanding the foregoing, this Section 11.12 shall not prohibit or restrict or otherwise limit the use or disclosure by Buyer and its Affiliates of any documents, work papers or other materials or information related to the Company or the Business.

(ii)       Seller and its Affiliates shall not disclose or use, directly or indirectly, any information, whether disclosed through documents, work papers or other materials, orally, or electronically, that is of a confidential or proprietary nature related to the Company, Buyer or its Affiliates and shall maintain the confidentiality of all such information; provided, that Seller may disclose any such information (A) that is or becomes generally available to the public other than as a result of disclosure by Seller or its Affiliates, (B) that is or becomes available to Seller on a non-confidential basis from a source that is not bound by a confidentiality obligation to the Company, Buyer or its Affiliates or (C) with the prior written approval of Buyer; provided further, that, to the extent that Seller or its Affiliates may become legally compelled to disclose any such information by any Governmental Entity or if Seller or its Affiliates receives written advice of outside counsel that disclosure is required in order to avoid violating any Laws, Seller or its Affiliates may disclose such information, but only after, if applicable or relevant, it has used all commercially reasonable efforts to afford Buyer, at its sole cost and expense, the opportunity to obtain an appropriate protective Order, or other satisfactory assurance of confidential treatment, for the information required to be disclosed; and provided further, that Seller may disclose only that portion of such information as is necessary to comply with applicable Law or regulation, in connection with any required Tax disclosures or to enforce its obligations under this Agreement.

Section 11.13.      Conflict Waiver; Attorney-Client Privilege.

(a)          Each Party acknowledges and agrees, on its own behalf and on behalf of its Affiliates and Representatives, that:

(i)        Dorsey & Whitney LLP has acted as counsel to Seller and the Company in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Buyer agrees, and shall cause the Company to agree, that, following consummation of the transactions contemplated hereby, such representation and any prior representation of the Company by Dorsey & Whitney LLP (or any successor) (the “Seller Law Firm”) shall not preclude the Seller Law Firm from serving as counsel to Seller or any of its respective Affiliates or Representative in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby.

(ii)        Buyer shall not, and shall cause the Company not to, seek or have the Seller Law Firm disqualified from any such representation based upon the prior representation of the Company by the Seller Law Firm. Each Party hereby consents thereto and waives any conflict of interest arising from such prior representation, and each such Party shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each Party acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that such Party has consulted with counsel or has been advised to do so in connection herewith. The covenants, consent and waiver contained in this Section 11.13(a) shall not be deemed exclusive of any other rights to which the Seller Law Firm is entitled whether pursuant to law, contract or otherwise.

(b)         All communications between Seller or the Company, on the one hand, and the Seller Law Firm, on the other hand, relating to the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (the “Privileged Communications”) shall be deemed to be attorney-client privileged and the expectation of client confidence relating thereto shall belong solely to Seller and shall not pass to or be claimed by Buyer or the Company. Accordingly, Buyer and the Company shall not have access to any Privileged Communications or to the files of the Seller Law Firm relating to such engagement from and after Closing. Without limiting the generality of the foregoing, from and after the Closing, (i) Seller (and not Buyer or the Company) shall be the sole holders of the attorney-client privilege with respect to such engagement, and none of Buyer or the Company shall be a holder thereof, (ii) to the extent that files of the Seller Law Firm in respect of such engagement constitute property of the client, only Seller (and not Buyer or the Company) shall hold such property rights and (iii) the Seller Law Firm shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to Buyer or the Company by reason of any attorney-client relationship between the Seller Law Firm and the Company or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or its Affiliates (including the Company), on the one hand, and a third party other than Seller, on the other hand, Buyer and its Affiliates (including the Company) may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that neither Buyer nor any of its Affiliates (including the Company) may waive such privilege without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. In the event that Buyer or any of its Affiliates (including the Company) is legally required by Order or otherwise legally required to access or obtain a copy of all or a portion of the Privileged Communications, to the extent (A) permitted by applicable Law, and (B) advisable in the opinion of Buyer’s counsel, then Buyer shall immediately (and, in any event, within one (1) Business Day) notify Seller in writing so that Seller can seek a protective order.

(c)         This Section 11.13 is intended for the benefit of, and shall be enforceable by, the Seller Law Firm. This Section 11.13 shall be irrevocable, and no term of this Section 11.13 may be amended, waived or modified, without the prior written consent of the Seller Law Firm.

Section 11.14.     Specific Performance. Each Party acknowledges and agrees that the subject matter of this Agreement is unique, that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at law would not be adequate to compensate such other Parties not in default or in breach. Accordingly, each Party agrees that the other Parties will be entitled to seek an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at law or in equity.

Section 11.15.    Non-Recourse. All actions, suits, claims and proceedings at law or in equity, or arbitration or administrative or other proceedings by or before any Governmental Authority (whether in contract or in tort, in law or in equity) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against Persons that are expressly identified as Parties. No Person who is not a named party to this Agreement, including any Affiliate or other Representative of any named Party (a “Non-Party Affiliate”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution, and each Party waives and releases all such liabilities against any such Non-Party Affiliates. In the event that any provision of this Agreement provides that a Party shall cause its Affiliates or Representatives to take any action (or refrain from taking any action) or otherwise purports to be binding on such Party’s Affiliates or Representatives, such Party shall be liable for any breach of such provision by any such Affiliate or Representative.

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IN WITNESS WHEREOF, each Party has duly executed this Agreement or caused this Agreement to be duly executed on its behalf as of the day and year first above written.

SELLER:

Venus Concept Inc.

By:	/s/ Rajiv De Silva
Name: Rajiv De Silva
Title: Chief Executive Officer

THE COMPANY:

Meta Robotics LLC

By:	/s/ Rajiv De Silva
Name: Rajiv De Silva
Title: Chief Executive Officer

[Signature Page to Unit Purchase Agreement]

IN WITNESS WHEREOF, each Party has duly executed this Agreement or caused this Agreement to be duly executed on its behalf as of the day and year first above written.

BUYER:

MHG CO., LTD.

By:	/s/ Hongjoon Jang
Name: Hongjoon Jang
Title: Director

[Signature Page to Unit Purchase Agreement]